As Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-83300

     This prospectus is not an offer to sell these securities in any state where the offer of sale is not permitted.

                                   PROSPECTUS

                                26,622,974 Shares

                           THE BUCK A DAY COMPANY INC.

                                  Common Stock

     This prospectus relates to an offering of 26,622,974 shares of common stock of The Buck A Day Company Inc., an Ontario corporation. Certain of our employees and/or shareholders, the selling shareholders, are offering to sell 22,522,974 shares of our common stock. We will not receive any of the proceeds from the sale of such shares. An additional 600,000 shares, 3,000,000 shares and 500,000 shares of common stock underlying our Class D, E and F warrants, respectively, are also being registered.

     The shares of common stock offered by the selling shareholders have not been registered for sale under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares of our common stock should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration. Our common shares are listed on the OTC-Bulletin Board under the symbol "BKDYF".

                              --------------------

     Our principal executive offices are located at 465 Davis Drive, Suite 226, Newmarket, Ontario L3Y 2P1, Canada. Our telephone number is (905) 868-9477.

                              --------------------

     The common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 3 before you decide to purchase any of the common stock.

                              --------------------

     Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                              --------------------

      Until November 19, 2002, (90 days after effectiveness) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to any dealers' obligation to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

                The date of this prospectus is September 5, 2002

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY........................................................   1
RISK FACTORS..............................................................   3
A NOTE CONCERNING FORWARD-LOOKING STATEMENTS..............................   7
CONVENTIONS WHICH APPLY TO THIS PROSPECTUS................................   7
ENFORCEMENT OF CIVIL LIABILITIES..........................................   7
CURRENCY OF PRESENTATION..................................................   8
USE OF PROCEEDS...........................................................   8
DIVIDEND POLICY...........................................................   8
CAPITALIZATION............................................................   9
EXCHANGE RATES............................................................   9
SELECTED FINANCIAL DATA...................................................  10
DILUTION..................................................................  10
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..................  11
IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR
COMMON STOCK..............................................................  11
PLAN OF DISTRIBUTION......................................................  11
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.....................................................  12
DESCRIPTION OF BUSINESS...................................................  20
MANAGEMENT................................................................  25
PRINCIPAL SHAREHOLDERS....................................................  31
RELATED PARTY TRANSACTIONS................................................  32
SELLING SHAREHOLDERS......................................................  34
DESCRIPTION OF SECURITIES.................................................  50
INCOME TAX CONSEQUENCES...................................................  53
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES................................................  56
LEGAL MATTERS.............................................................  56
EXPERTS...................................................................  56
WHERE YOU CAN FIND MORE INFORMATION.......................................  56
FINANCIAL STATEMENTS......................................................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding The Buck A Day Company Inc. and our financial statements and the related notes appearing elsewhere in this prospectus.

The Company

Our Business:                              Our principal business address is 465
                                           Davis Drive, Suite 226, Newmarket,
                                           Ontario L3Y 2P1, Canada. Our
                                           telephone number is (905) 868-9477.

                                           We are a marketing, tele-marketing
                                           and financing company incorporated on
                                           September 15, 1999 and commencing
                                           operations in January 2000. The "Buck
                                           A Day" branding is the basic premise
                                           of our business model. In April 2000,
                                           credit facilities with CitiFinancial
                                           Services of Canada Ltd. (formerly
                                           Associates Financial Group), a
                                           subsidiary of Citigroup, were
                                           established to finance our "Buck A
                                           Day" credit card program.
                                           CitiFinancial underwrites the "Buck A
                                           Day" credit card without recourse to
                                           us. Approved applicants are extended
                                           a pre-determined level of credit
                                           ranging from $650 to $6,500. As of
                                           July 30, 2002, CitiFinancial approved
                                           approximately 20% of all applications
                                           for "Buck A Day" credit cards. We
                                           take no credit risk. However, our
                                           ability to provide financing is
                                           dependent on the willingness of
                                           Citifinancial to approve applicants.
                                           As a result of CitiFinancial's
                                           ability and willingness to underwrite
                                           our credit card program, our
                                           customers may finance their purchases
                                           from us by making payments equal to
                                           less than a dollar ("buck") a day,
                                           with no down payment. For example, an
                                           approved customer of ours who
                                           purchases a computer may choose to
                                           finance the cost of that purchase
                                           over time. When reduced to daily
                                           amounts, a $27 monthly payment is
                                           less than a "buck" a day.

                                           We market and sell name brand
                                           electronic and consumer products from
                                           manufacturers such as Sony, JVC,
                                           Samsung and IBM directly to consumers
                                           and small businesses. These products
                                           primarily consist of computers,
                                           television sets, high-end electronics
                                           and appliances. Sales generated from
                                           television advertising account for
                                           80% of our gross sales. The remaining
                                           20% is generated through our website.
                                           Business operations are segregated
                                           into separate departments.

                                           As of July 30, 2002, we had
                                           approximately seventy-five sales
                                           representatives and twenty management
                                           and administrative employees. We
                                           operate two sales shifts, providing
                                           sales coverage from 9:00 a.m. to
                                           11:00 p.m. (Eastern time) seven days
                                           per week.

                                           On May 31, 2001, we entered into an
                                           exclusive three-year distribution
                                           agreement with IBM Canada Ltd.

                                           We market IBM products in all
                                           provinces across Canada.

                                           During the third quarter of calendar
                                           2002 we intend to open an office in
                                           Ft. Lauderdale, Florida. Preliminary
                                           discussions with Citigroup U.S. lead
                                           us to conclude that they will provide
                                           us with a similar financing structure
                                           to that of our Canadian operation.

Province of Incorporation:                 We were incorporated in Ontario,
                                           Canada on September 15, 1999.

The Offering:

Number of Shares our Being Offered:        The selling shareholders intend to
                                           register 22,522,974 shares of our
                                           common stock or 100% of their
                                           aggregate holdings. Issuance of these
                                           shares to the selling shareholders
                                           was exempt from the registration and
                                           prospectus delivery requirements of
                                           the Securities Act of 1933, as
                                           amended.

Number of Shares Outstanding
After the Offering:                        As of July 30, 2002, we had
                                           22,522,974 shares of our common stock
                                           issued and outstanding. In addition
                                           to the common stock, we have 600,000
                                           shares of Class D Warrants, 3,000,000
                                           shares of Class E Warrants, and
                                           500,000 shares of Class F warrants
                                           issued and outstanding, respectively.

Estimated Use of Proceeds:                 We will not receive any of the
                                           proceeds from the sale of the shares
                                           being offered by this prospectus.

Risk Factors:                              For a discussion of the risks you
                                           should consider before investing in
                                           our common stock, read the "Risk
                                           Factors" section.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations. The risks and uncertainties described below are not the only ones we may face.

Risks Related To Our Business

     We suffered a loss of $2,992,757 for the nine months ended April 30, 2002 and may have a difficult time procuring financing for our expansion in the United States if we continue to experience losses. The following factors contributed to such a loss: (i) recognition of compensation expense as a result of shares issued to certain employees and consultants which resulted in a $754,000 charge to our earnings; (ii) a write off of goodwill in the amount of $527,153; and (iii) an increase in returns plus a reserve for future returns totaling approximately $530,000. Although we believe that we will return to profitable operations by the end of the quarter ending July 31, 2002, we may have a difficult time procuring financing for our expansion in the United States if we continue to experience losses.

     In order to fund our planned expansion into the United States, we may need to raise additional capital. As of April 30, 2002, we had approximately $227,000 in cash. Without additional capital we may not be able to expand into the United States market and thus, may not grow as quickly as anticipated. In light of our losses as of April 30, 2002, there can be no assurances that such funds can be raised or, if they can be raised, the terms upon which such funds may be made available to us. Our failure to raise additional capital will significantly limit such efforts and may have a material adverse effect on us.

     Concentrated ownership of our common stock may allow certain security holders to exert significant influence in corporate matters. Our officers, directors and principal security holders own approximately 40% of our outstanding shares of common stock. Such concentrated control allows these security holders to exert significant influence in matters requiring approval of our stockholders. Edward P. LaBuick, our Chairman of the Board and Chief Executive Officer is the father of Dennis P. LaBuick, our President and a Director. Dennis P. LaBuick is married to Patricia LaBuick our Sales Manager. Edward P. LaBuick and his wife, Faye LaBuick collectively own 2,925,000 shares of common stock with options to purchase an additional 952,500 shares of common stock. Dennis P. LaBuick and his wife, Patricia LaBuick, collectively own 2,895,000 shares of common stock with options to purchase an additional 897,500 shares of common stock. As a result, assuming the registration of all 26,622,974 shares by us and the selling shareholders, the LaBuick family members' aggregate holdings of our common stock is 5,820,000 shares or 22% of the total issued and outstanding, exclusive of any options to purchase shares of common stock. Further, Edward P. and Dennis P. LaBuick represent two of our four Board members and are in a position to exert significant undue influence in matters requiring approval or authorization by our Board. Although the LaBuick family members do not hold a majority of the outstanding common stock, they are likely to be in a position to influence significantly the election of some or all of the members of our Board of Directors and the outcome of most corporate actions requiring stockholder approval. See "Management" and "Principal Shareholders".

     As the success of our business relies significantly on our ability to purchase "cheap" media, our margins could suffer if we are unable to continue to purchase media at the current rates. To a significant extent, our business plan relies on our ability to purchase media placements at competitive rates. In the event that we are unable to achieve our cost goals regarding such media purchases, our profitability may be adversely affected our margins may suffer significant narrowing.

     We have never paid a cash dividend to our shareholders and do not anticipate paying any dividends to our shareholders in the foreseeable future. Accordingly, investors must rely on the sale of their shares of common stock after price appreciation, which may never occur, as the only way to realize on their investment. Investors seeking cash dividends should not purchase our shares of common stock.

     Since we have a limited operating history, it is difficult to evaluate our business. We commenced operation of our business in January 2000. Although every member of our management team has extensive experience, we have a very limited operating history with which to evaluate our business. You must consider the risks and difficulties frequently encountered by companies in the early stages of development. These risks and difficulties include our ability to:

      o     maintain and develop strategic relationships with business partners;

      o     offer compelling services and products; and

      o promptly address the challenges faced by early stage, rapidly growing companies which do not have an experience or performance base to draw on.

     Our ability to provide financing to our customers is wholly dependent on CitiFinancial, as our sole financing program, the "Buck A Day" credit card, is wholly underwritten by CitiFinancial. An integral part of our business is the ability to sell products and services to individuals and small businesses. We rely solely on CitiFinancial to approve all applications and subsequently extend credit to the approved individuals. Thus, without CitiFinancial's assistance, we are unable to provide such service to our customers. Although we have a three year Revolving Charge Dealer Agreement with CitiFinancial which extends through 2004, that agreement allows either party to terminate same upon thirty (30) days notice. In the event CitiFinancial terminates its relationship with us, for any reason, and we cannot locate a suitable replacement within thirty (30) days, we will not be able to provide our credit card services to any new customers. Until such time that we are able to promptly replace CitiFinancial, our ability to grow will be severely restricted as the majority of our new customers purchase our products through our credit card program. Furthermore, if at any time CitiFinancial's approval rate of our applicants declines significantly, our business may suffer a significant loss of revenue as our new customer base would dwindle.

     If our relationship with SuperCom Canada Ltd., our only supplier of IBM computer equipment, suffers, our business may suffer material adverse effects. IBM Canada Ltd. is unable to provide us with direct financing for the purchases of the IBM products. However, IBM Canada Ltd. has arranged for us to purchase such equipment through SuperCom Canada Ltd., the largest Canadian IBM wholesaler. SuperCom has extended a credit line to us on behalf of IBM in the amount of $487,500 in addition to warehousing in their facilities an additional $325,000 worth of IBM computer equipment on our behalf. We purchase all IBM computer equipment through SuperCom. We have not entered into a written agreement with SuperCom. Our oral understanding may be terminated by SuperCom at any time and without any notice. If SuperCom terminates such purchasing arrangement, we may be unable to promptly replace SuperCom, which would result in our business suffering a material adverse effect. Further, even if we were able to promptly replace SuperCom, we may not be in a position to negotiate similar preferential terms with the new entity.

     Our rapid growth may strain our resources and hinder our ability to implement our business strategy. We are currently experiencing a period of significant growth. As of July 30, 2002, we had approximately 95 employees, an increase of 280% from the 25 employees we had as of the same date last year. We anticipate hiring an additional 50 employees during the current calendar year, most of them will be hired for our sales, marketing and customer support teams. This growth has placed, and the future growth we anticipate in our operations will continue to place, a significant strain on our managerial, operational, financial and information systems resources. As part of this growth, we may have to implement new operational and financial systems and procedures and controls, expand our office facilities, train and manage new employees. If we are unable to manage our growth effectively, we will be unable to implement our growth strategy, upon which the success of our business depends.

     We face intense competition from existing and new competitors. There exist a number of direct and indirect competitors that have significantly greater resources and experience than us. Our sales and marketing structure is not proprietary and many of our competitors sell similar items. Further, entry into the marketplace by new competitors is relatively easy. We consider our retailing competitors' businesses to be primarily price driven; whereas, we have found our industry to be relatively unaffected by pricing thresholds, which means that we are unable to substantially increase market share purely through price adjustments. In Canada some of our biggest competitors are IPC Canada, MDG Canada Ltd. and Dell Computer Corp. In the United States some of our biggest competitors will be direct marketing computer manufacturers such as Dell and Gateway Computer Corp. and nationwide electronic retailers such as Best Buy and Circuit City. Furthermore, there are many online electronics retailers, such as Amazon.com and Buy.com, who would directly compete for our customers. All of the above are larger and better known and have more resources for financing, advertising and marketing. We intend to compete based on our ability to market and sell products to individuals who require credit with no down payment and payments as low as a dollar a day.

     Our business is highly dependent on marketing growth which may be difficult to attain as we penetrate our target markets. We primarily market our products and services directly to customers by means of television and print media and, to a lesser but increasing extent, through our internet website. We provide technical support and other customer services primarily by means of telephone. Accordingly, we are dependent on the growth of direct distribution channels in order to have a growing market in which to sell our products and services. There can be no assurance that worldwide direct marketing channels will grow or that we would be able to establish a more significant presence in indirect channels of distribution if it becomes necessary or desirable in the future.

     Our lack of consistency in our operating results makes it difficult for us to accurately predict future growth. Our operating results have varied and may continue to fluctuate from quarter to quarter and will depend on numerous factors, including, but not limited to, customer demand and market acceptance of our products, varying product mix and other factors. In addition, we have operated without a material backlog so that net sales in a given quarter are dependent on customer orders received in that quarter and operating expenditures are primarily based on customer demand. As a result, if demand does not meet our expectations in any given period, the sales shortfall may result in an increased impact on operating results due to our inability to adjust operating expenditures quickly enough to compensate for such shortfall. Our business is sensitive to the spending patterns of our customers, which in turn are subject to prevailing economic conditions and other factors beyond our control. Our results of operations could be materially adversely affected by changes in economic conditions or customer spending patterns for our products.

     Our anticipated expansion into the United States may strain our resources to the point where our Canadian operation suffers a material adverse effect. We intend to enter in a limited manner and in selected areas the United States marketplace within the next six (6) months. We further expect to expend significant resources related to such expansion and generate significant revenue through such expansion. This growth strategy could place a considerable demand on our management and our financial and operational resources. Our growth strategy is subject to various risks, including uncertainties regarding the ability to achieve similar application acceptance levels and our ability to effectively service our new customers. We can give no assurance that we will continue to control our growth at manageable levels or effectively, compete with much larger companies that sell similar products directly to the public. If we cannot successfully expand our business, we may not be able to sustain our recent earnings growth over an extended period of time. Although certain members of our management team have had significant experience marketing other products in the United States we have limited experience selling products of our type in such a marketplace and as a result, it may be difficult for us to successfully market our business and sell our products there. In order to expand internationally we may enter into relationships with foreign business partners. We may experience difficulty in managing international operations because of distance, as well as cultural differences, and there can be no assurance that we or our future United States business associates will be able to successfully market and operate our services there.

     We may encounter unanticipated regulatory risks in regards to CitiFinancial's lending practices. As is the case with most businesses, we are subject to various governmental regulations, including specifically in our case, regulations regarding consumer lending transactions. Although we do not directly provide financing for our customers, any regulations restricting CitiFinancial's ability to extend credit to applicants for a "Buck-A-Day" credit card may have an adverse effect on our business. Federal and state consumer protection laws impose requirements on the making and enforcement of consumer loans. Congress and the states may enact new laws and amendments to existing laws to regulate further the credit card and consumer credit industry or to reduce finance charges or other fees or charges applicable to credit card accounts. Such laws, as well as any new laws or rulings which may be adopted, may adversely affect CitiFinancial's ability to do business with us. Although there is no comprehensive federal legislation regulating our transactions, we cannot assure you that legislation will not be enacted in the future. From time to time, legislation has been introduced in Congress seeking to regulate our business. In addition, we cannot assure you that the various legislatures in the states where we anticipate doing business will not adopt new legislation or amend existing legislation that negatively affects us.

     We are dependent on the certain services of key individuals, the loss of any of which may have a material adverse effect on us. We depend on the services of members of our executive staff, including Edward P. LaBuick, our Chairman and Chief Executive Officer; Dennis P. LaBuick our founder, President and Chief Operating Officer; Keith Kennedy our Vice President of Operations and Dan LaRoche our Director of Marketing. The key management members have three year exclusive employment contracts with the Company and may not be terminated by the respective employee. There are existing company-paid life insurance policies on Edward P. LaBuick and Dennis P. LaBuick each in the amount of $2,000,000, to which The Buck A Day Company Inc. is the beneficiary. There can be no assurances that we would be able to retain qualified executive staff if they were to leave for any reason. Therefore, the loss of the services of members of our executive staff, including Edward P. LaBuick, could have a material adverse effect upon us.

     Enforcement of certain civil liabilities may be difficult as our officers, directors and assets are located in Canada. Our assets are located in Canada and a majority of our directors and officers and experts with respect to The Buck A Day Company Inc. named herein, are residents of Canada. As a result, it may be difficult to effect service within the United States of America upon The Buck A Day Company Inc. or upon such directors, officers and experts. Execution by United States courts of any judgment obtained against any of those parties in United States courts would be limited to the assets of The Buck A Day Company Inc. or such person located in the United States.

Risks Related To This Offering

     Competing sales by selling shareholders may make it difficult for us to raise money for our expansion into the United States. Our ability to raise additional capital through the sale of our common stock may be harmed by competing re-sales of common stock by the selling shareholders. Sales by selling shareholders may make it more difficult for us to sell equity or equity-related securities or in the future at a time and price that we deem appropriate because the selling shareholders may offer to sell their registered shares of common stock to potential investors at competitive terms. Moreover, potential investors may not be interested in purchasing shares of our common stock if the selling shareholders are selling (or even have the ability to sell) their shares of common stock.

     The selling shareholders may sell some or all of their shares immediately after they are registered. Certain of the selling shareholders are employed by The Buck A Day Company Inc. as executive officers. Further, all of our directors are selling shareholders. Conflicts of interests may occur between those selling shareholders who have duties to us as executive officers and/or directors and their interest in selling shares as they may find themselves having to decide whether to pursue long term corporate growth at the cost of near term stock performance (ie. acquisitions or mergers). See "Selling Shareholders".

     The fluctuation of the price of our common stock may have an adverse effect on the market price of our common stock. Future announcements concerning us or our competitors, including strategic relationships with our or ocher suppliers, may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

     The penny stock rules may have a restrictive effect on the trading of our common stock. Because we may be subject to the "penny stock" rules, the level of trading activity in our stock may be reduced. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

                  A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

     You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by The Buck A Day Company Inc. described in "Risk Factors" and elsewhere in this prospectus.

                   CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

     All information in this prospectus reflects no exercise of employee stock options, or warrants. However, we are registering 600,000 shares of common stock, 3,000,000 shares of common stock and 500,000 shares of common stock for issuance in the event that our Class D, E and F warrant holders choose to exercise such warrants.

                        ENFORCEMENT OF CIVIL LIABILITIES

     A substantial portion of our assets are located in Canada and a majority of our directors and officers and experts with respect to The Buck A Day Company Inc. named herein, are residents of Canada. As a result, it may be difficult to effect service within the United States of America upon The Buck A Day Company Inc. or upon such directors, officers and experts. Further, it may not be possible for the holders of our common stock to enforce against us in United States courts judgments based on the civil liability provisions of the securities laws of the United States. Further, we are unsure whether the courts of Canada would recognize or enforce judgments of United States courts obtained against us or directors or officers based on the civil liability provisions of the securities laws of the United States or any state or hear actions brought in Canada against us or those persons based on those laws. Execution by United States courts of any judgment obtained against any of those parties in United States courts would be limited to the assets of The Buck A Day Company Inc. or such person located in the United States.

                            CURRENCY OF PRESENTATION

     In this prospectus and unless otherwise stated, all references to "$" are to the legal currency of the United States of America. Our financial statements are prepared in United States of America dollars and presented in accordance with U.S. GAAP for the fiscal year ended July 31, 2001 and the interim nine month period ended April 30, 2002. In this prospectus, any discrepancies in any table between totals and the sums of amounts listed are due to rounding.

     For historical information regarding rates of exchange between Canadian dollars and U.S. dollars, please see "Exchange Rates."

                                 USE OF PROCEEDS

     We will not receive any of the proceeds of the sale of common stock by the selling stockholders.

                                 DIVIDEND POLICY

     We have not declared or paid any cash dividends on our equity shares since inception and do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Investors seeking cash dividends should not purchase our shares of common stock.

     Our Board of Directors may at any time by resolution declare a common stock dividend so long as such dividend does not impair the capital of the company or result in unequal treatment of any other holder of the same class of common stock.


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

                                 CAPITALIZATION

     The following table sets forth our capitalization as of April 30, 2002. This table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

                                                                 Actual
                                                               -----------

Stockholders' Equity:
Common Stock, no par value, unlimited number of
        shares authorized; 22,522,974 issued and
        outstanding                                            $ 2,823,043

Contributed Capital                                              1,339,241

Accumulated other comprehensive income                              42,134

Retained Earnings (deficit)                                     (4,924,004)
                                                              ------------
Total Stockholders' Deficiency                                    (719,586)
                                                              ------------

Total Capitalization                                          $   (719,586)
                                                              ============

                                 EXCHANGE RATES

     For the fiscal year ended July 31, 2001 the average exchange rate concerning the number of Canadian dollars for which one U.S. dollar could be exchanged was 0.65. The aforementioned figures are based on the average of the noon buying rate in the City of New York on the last day of each month during the period for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.


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

                             SELECTED FINANCIAL DATA

     The following unaudited selected financial information concerning us, other than the as adjusted balance sheet, has been derived from the financial statements included elsewhere in this prospectus and should be read in conjunction with and is qualified in its entirety by such financial statements and notes therein. See "Financial Statements".

Statement of Operations Data:

                                        Year Ended July 31,                    Nine Months Ended April 30,
                                   ------------------------------          -----------------------------------
                                       2001             2000                    2002                2001
                                   -------------    -------------          ----------------    ---------------
Sales                               $ 5,381,008        $ 733,973               $12,356,968         $4,164,467
Cost of sales                         3,955,228          537,406                 8,615,836          3,042,246
Expenses                              2,967,014          586,579                 6,206,736          1,922,763
Goodwill write-off                           --               --                   527,153                 --
Net loss                             (1,541,234)        (390,012)               (2,992,757)          (800,542)
Income (loss) per share             $ (3,853.08)       $ (975.03)                  (0.1567)            (2,001)
Weighted average number                     400              400                19,097,223                400
   of shares outstanding

Balance Sheet Data:

                                                           April 30, 2002
                                                           ---------------
Working capital                                             $ (1,020,697)
Total Assets                                                   1,430,869
Stockholders' deficiency                                    $   (719,586)

                                    DILUTION

     The issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

     The net tangible book value of our common stock as of April 30, 2002, was $(719,586), or approximately $(0.03) per share. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors.

     In the future, we may issue additional shares, options and warrants, and we may grant additional stock options to our employees, officers, directors, and consultants under our stock option plan, all of which may further dilute our net tangible book value.

     22,522,974 shares of our common stock are concurrently being offered by the selling shareholders, all of which may be sold in the open market, in privately negotiated transactions or otherwise. We will not receive any proceeds from the sale of such 22,522,974 shares of our common stock by the selling shareholders. Sales of such shares of common stock by the selling shareholders or the potential of such sales may have a material adverse effect on the market price of the common stock offered hereby.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is listed on the OTC-Bulletin Board operated by the NASDAQ Stock Market, Inc. under the symbol "BKDYF".

     IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

     We anticipate that the initial trading in our common stock will be subject to the "penny stock" rules. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. In addition, unless an exception is available, the broker-dealer must deliver a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market prior to any transaction. Further, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage them from transactions in our common stock, which could severely limit the market price and liquidity of our securities.

                              PLAN OF DISTRIBUTION

     The selling shareholders are registering an aggregate of 22,522,974 shares of our common stock. We anticipate being listed on the OTC-Bulletin Board concurrently with the effectiveness of this Prospectus. The selling shareholders may sell our common stock thereon at prevailing market prices or in negotiated private transactions, or in a combination of these methods. The shares will not be sold in an underwritten public offering.

     Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the selling shareholders. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or related to the then-current market price or in negotiated transactions and, in connection with such re-sales, may receive or pay commissions.

     The selling shareholders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profit on the sale of shares by the selling shareholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts.

     Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling shareholders are subject to applicable provisions that limit the timing of purchases and sales of our common stock by the selling shareholders.

     We have informed the selling shareholders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this prospectus, they are required to comply with Regulation M. In general, Regulation M precludes the selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

     Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be less volatile than it would otherwise be in the absence of these transactions. We have informed the selling shareholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling shareholders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OFOPERATIONS

     We commenced operations in January 2000, marketing and selling brand name electronic and consumer products, primarily computers, television sets and high-end electronics and appliances, directly to consumers and small businesses employing a multimedia approach. The "Buck A Day" branding is the basic premise of our business model whereby a customer can purchase a product for as little as a dollar a day (See "Description of Business").

     The following discussion should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus. This discussion may contain forward looking statements that could involve risks and uncertainties. For additional information see "Risk Factors".

CRITICAL ACCOUNTING POLICIES:

     Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amount of assets, liabilities at the date of the financial statements, the disclosure of contingent assets and liabilities, and the report amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The critical accounting policies that affect our more significant estimates and assumptions used in the preparation of our financial statements are reviewed and any required adjustments are recorded on a monthly basis.

LOWER OF COST OR MARKET FOR INVENTORIES:

     Our inventories are recorded at the lower of cost and market. As with any retailer, economic conditions, cyclical demand and changes in purchasing can affect the carrying value of inventory. As circumstances warrant, we record lower of cost or market inventory adjustments. In some cases these adjustments can have a material effect on the financial results of an annual or interim period. In order to determine such adjustments, we evaluate the age of the inventory, inventory turns and their fair value of inventory. We quickly sell-off slower moving merchandise to lessen the effect of any adjustment.

RETURNS PROCESS:

         Each of our suppliers maintains a return policy with company specific terms for defective items. Until May 26, 2002 inventory was sold subject to a thirty-day (30) money back guarantee. The return policy allowed the customer a thirty-day period to return the product; accordingly we were liable for returns based on sales in the preceding 30 days to the balance sheet date. Returns were processed under the old policy for 30 days thereafter up to June 26, 2002. Subsequently, our revised return policy is limited to the OEM's warranty. We continually evaluate the returns of inventory by customers to ensure that there are no problems with the inventory or that the customer can be sold a more appropriate product. Actual returns are processed in the month the product is returned. The return reserve is an estimation by management based on the average historic percentage ratio of returns to gross sales. In determining the appropriate return ratio, management reviews average historic ratios for the year to date and for the latest quarter. Where the current quarterly return ratio has deteriorated from the year to date return ratio, management will record the reserve for potential returns based on the quarterly data, provided management is unable to identify specific reasons for the deterioration that are of a non-recurring nature. Historically, up to the end of January 31, 2002 our average annual return to gross sales ratio was 5.7%. The actual return ratio for specific months could vary significantly above or below the average for the year. From February 2002 through April 2002, we noted that the returns to gross sales ratio was significantly higher at 11.6% and had impacted the annual ratio, increasing it from 5.7% to 8.0%. We believe that a large part of the reason for the increase was our own promotion of the 30-day money back guarantee, which may have been utilized by sales personnel to close sales. In addition, our customer service department was accepting returns without question or challenging the customers' decision because "our policy was 30 day money back guaranteed". At April 30, 2002 we have established an initial reserve of $191,266 that was based on that current quarter return ratio of 11.6%. In previous fiscal years we had not tracked returns independently of sales activity as returned product was recycled and resold. Although we have adopted the new policy henceforth, we believe the returns experience of 11.6% is behind us and that our actual future returns will be less than 5%. Since the new return policy was adopted we have noted that the return ratio has remained below 2%, however the time period may not be statistically valid.

ACCOUNTS RECEIVABLE:

         CitiFinancial pays our accounts receivable. Our accounts receivable at any point of time normally approximates the last 2 to 4 days of sales to our customers. We only ship product to our customer once we have been provided with credit approval for the full invoice price pertaining to that customer's order. Once we have shipped the product to the customer we process our payment through CitiFinancial, which normally takes 2 to 4 business days. Below we have provided a table of revenues and accounts receivable:

                                                Days Sales       Days Sales
     Mth_Yr              [A]          [B]       [A] / [B] * No.  Based On
                     Accounts     Gross         Days in Mth.     Actual Daily
                     Receivable   Revenues                       Sales

     Oct 01          $357,000    $1,496,000         7.4             4.3
     Jan 02          $391,000    $1,924,000         6.3             3.8
     Apr 02          $126,621    $1,544,225         2.5             1.5

RESULTS OF OPERATIONS:

Year Ended July 31, 2001 vs. Period From Inception, January 1, 2000 through July 31, 2000:

      Sales for the year ended July 31, 2001 aggregated $5,381,008 as compared to $733,973 for the period ended July 31, 2000, an increase of $4,647,035 or 633%. The primary reasons for the increase, expressed as a percentage of the increase, were: the consumer financing arrangement with CitiFinancial Services (approximately 60-70%); a direct purchasing agreement with suppliers of IBM product (approximately 15-25%); and a full year of operations for the period ended July 31, 2001 versus seven (7) months in our initial year of operations. The consumer financing arrangement with CitiFinancial allowed us to sell our products to a broader base of consumers because CitiFinancial would pre-approve the consumer credit and assume the risk of collection, thus enabling us to supply a greater amount of credit to a greater number of customers. The direct purchasing arrangement with suppliers of IBM allowed us to benefit from a continual and consistent supply of products. Prior to this arrangement our supply chain was inconsistent resulting in an inability to fulfill all orders placed with us.

     The gross margin on sales for the year ended July 31, 2001 was 26.5% as compared to 26.9% for the seven-month period ended July 31, 2000. While margins remained relatively stable between the periods, management believes that poor inventory supplies caused margins to be lower than expected.

     Operational costs increased from $586,579 to $2,967,014 when comparing the initial seven months of operations for the period ended July 31, 2000 to the year ended July 31, 2001. As a percentage of sales these costs decreased to 55.1% as compared to 79.9%. The primary reason for this decrease was the increased sales mentioned above and the resulting economies of scale. Salaries and commissions and media and printing costs represented 73.9% for the year ended July 31, 2001 and 68.9% for the period ended July 31, 2000 of the operational costs.

     For the year ended July 31, 2001 we reflected a net loss of $1,541,234, due to the lower than expected gross margin and significant operational costs required. For the initial seven month period ended July 31, 2000, we reflected a loss of $390,012 due to higher than anticipated initial start-up and inventory costs combined with lower than expected sales.

Nine Months Ended April 30, 2002 vs. Nine Months Ended April 30, 2001:

      Our net sales for the nine months ended April 30, 2002, grew to $12,356,968 from $4,164,467 for the corresponding period of the previous year, an increase of 197%. We estimate on a percentage basis that the primary reasons for this increase were: a major television advertising compaign that resulted in significant growth in leads and orders (70%); a stable low cost purchasing arrangement with IBM Corporation (15%); and additional credit facilities with IBM's distributors (15%). The television campaign was funded by capital raised through two private placements of our common stock of approximately $1,500,000 in the aggregate.

     Our nine months net sales include charges for actual returns of $1,165,443 and a reserve for future returns of $191,266, or 9.4% and 1.6% of net sales respectively. The reserve for future returns was based on the percentage of actual returns to gross sales for the three months ended April 30, 2002, which was running at 13%. Return data was not tracked during the prior fiscal year.

     As a result of the significant increase in the returns to gross sales ratio of 13% in the current quarter versus the year to date ratio of 8%, we have cancelled our "30 day money back guarantee" effective May 26, 2002. Returns were processed under the old policy for 30 days thereafter up to June 26, 2002. Subsequently our revised return policy is limited to the OEM's warranty. We anticipate that the return ratio will be significantly reduced by year-end and that our reserve for future returns will be minimal; based on recent return data following June 26, 2002, our return ratio is running at less than 2% of gross sales.

     We estimate the impact on our future sales as a result of eliminating the old policy will be nominal. Further to the change of policy on returns, we have reviewed our administration process for handling customer returns, in order to improve from a reactive to a proactive management style. The department responsible for customer service was re-staffed with more experienced personnel.

     In order to manage our inventory of returned products, which we sell as "open box" items, we are offering sales incentives during the current quarter to liquidate such products resulting in a negative impact on our gross margins.

     Our net sales for the quarter ended April 30, 2002 were $4.4 million, which was higher than the previous two quarters ended January 2002 and October 2001, when we reported $3.8 million and $4.1 million respectively. We had anticipated net sales in the range of $5.6 million to $7.1 million. Our rollout of TV product was delayed until the fourth quarter, which accounted for $1.5 million off our high-end sales expectations. Part of the shortfall from our low-end expectation was principally due to a fall (approximately 10%) of CITI approvals, which reduced sales by approximately $450,000. Our staffing levels through the end of the second quarter in to the third quarter were increasing in order to manage our anticipated sales growth. When the growth did not materialize our cutback in staffing levels was not as responsive, which increased our operating losses.

     Gross Profit

      Gross profit for the nine months ended April 30, 2002, improved by $2,618,911 to $3,741,132 from $1,122,221 for the comparable period in the previous fiscal year, equal to an increase of 233%. The increase is attributable to the greater revenues (approximately $2,476,000) and improved gross margin (approximately $142,000). Gross margin increased from 26.9% to 30.3%, for the nine months ended April 30 for fiscal 2001 and 2002, respectively. The improved margin is attributable to more stability in product supply.

     Notwithstanding the improvement in gross margin, it fell short of our expectation of a gross margin of 39%. The lower gross margin is attributable to a number of related and unrelated factors during the current quarter. First, the initial reserve for future returns; second, the inventory of returned products were promotionally discounted during the third quarter and re-sold as open box items - we avoided excess inventory but traded-off with loss of gross margin (approximately $340,000); and, third, related to the returns issue were additional freight costs and inventory losses including spoilage and obsolescence (approximately $200,000). Unrelated factors were: the complete absence of purchase rebate from IBM during the current quarter - in the first six months we were rebated $120,000 based on achieving minimum unit sales of qualifying products and we anticipate additional rebates of between $75,000 and $110,000 by year-end; in the first six months we resolved a dispute with a product supplier over delivery terms that resulted in one time settlement in our favor of approximately $80,000; and, finally the balance of margin loss, approximately $60,000, can be mainly attributed to change in sales mix that resulted in higher proportion of lower margin sales.

     We estimate that the combined impact of these factors on the third quarter sales reduced the gross margin, as a percentage of net sales, from 39% to 16% or approximately $1,000,000.

     Cost of Operations

     Our operating expenses increased 221% in the nine months ended April 30, 2002, as compared to the same period in fiscal 2001, to $6,206,736 from $1,922,763. The major reason for this increase is attributable to the increase in sales revenues. However other factors recorded in the quarter ended April 30 increased our reported operational costs by approximately $754,000. These items were non-cash costs resulting from the recognition of the market value attributed to certain warrants and common shares that were issued, for nominal prices during the first six months of fiscal 2002, to consultants and employees of the company in lieu of services.

      Consulting fees in the nine months ended April 30, 2002 were $410,864, including the non-cash cost of warrants and common shares issued of $274,000, versus zero costs for such services in the corresponding period of fiscal 2001. The consulting services (approximately $320,000) were related to the capital generated through private placements of our common shares and in relation to our planned expansion into the United States markets (approximately $90,000).

      Interest and bank charges increased from $4,990 to $45,286 for the nine months ended April 30 2001 and 2002, respectively. The increase was due to interest and penalties charged by federal and provincial payroll and sales taxation agencies in connection with late filings and remittance of taxes, particularly in the current quarter. The late filings and remittances of taxes due and payable is due to cash flow shortages. In addition, during the current quarter CitiFinancial commenced to charge us 1% of settlements in connection with their financing of our customers, which accounted for approximately $15,000 of the above noted increase. The addition of the charges by CitiFinancial is a contentious issue that we are negotiating to have cancelled. We anticipate a successful outcome in part because of competition by other service providers.

     Media and printing costs decreased as a percentage of sales from 17.7% to 13% for the nine months ended April 30, 2001 and 2002, respectively. The decrease is attributed to our lower cost of leads, which was accomplished by better management of media placement (accounting for approximately 20-25% of the decrease) and the balance was due to greater economies achieved through increased placement. During the current quarter we spent approximately $200,000 more on media, than in previous quarters of fiscal 2002, and generated proportionally more leads. Our per-lead cost of $10 in the current quarter was similar to previous quarters, but did not translate into increased sales. We believe this was in part due to a fall in credit approvals, by appproximately 10%, plus a lower sell through on credit-approved customers of approximately 5%.

      Salaries and commissions increased 289% from fiscal 2001 to fiscal 2002 for the nine months ended April 3. Commissions represent approximately 7% of gross sales; therefore, they increased proportionately to the increase in sales revenues. During these periods, our salary and commission costs as a percentage of sales increased from 19.1 % in fiscal 2001 to 25.1% in fiscal 2002. Approximately $500,000 (4.1% of net sales) of our salaries was the non-cash cost of the revalued compensatory common shares issued to certain employees and management that was recorded in the current quarter. The higher employee costs represent our investment in infrastructure to handle greater business levels and related obligations of being a public company. Since December 2001 our head count climbed from 85 to 130 by the end of March 2002, and then declined subsequent to the quarter end to 95 in July 2002. During the quarter ended April 30 2002 our staffing costs were increased by higher turnover and on-the-job training costs, which we estimate added $100,000 to $150,000 in the aggregate to our salary costs. In our customer services department we terminated 100% of our employees and re-staffed with more experienced personnel with less than half the head count. In July 2002 we are handling sales call levels that were comparable with January 2002, our highest sales-month to date, with 40% less staff.

     Our increase in professional fees from $18,274 (0.4% of net sales) for the nine months ended April 30, 2001 to $148,897 (1.2% of net sales) to the comparable period in fiscal 2002 was mainly due to our ongoing legal and accounting expenses related to the preparation of our registration statement and legal costs in connection with the supplier dispute.

     Net Loss

     Our operating loss for the nine months ended 30 April 2002 was $2,465,604 as compared to our operating and net loss of $800,542 for the corresponding period in fiscal 2001. Our operating loss was increased by the write-off of goodwill of $527,153 to a net loss for the nine months ended April 30, 2002 of $2,992,757.

     In the year ended July 31, 2001, under the guidance in SAB Topic 5-J, the goodwill of $585,241 arising from the purchase by A.R.T. International Inc. of 100% of the ownership of Buck effective December 4, 2000, was "pushed down" into our financial statements resulting in goodwill and contributed capital of $585,241. In August 2001, ART ownership in our company was diluted to 16% and coincided with ART's determination to write off the goodwill and its investment in our company. At that time its reported going concern issues also influenced ART's decision. Subsequently, we successfully renegotiated terms with our secured and unsecured creditors and raised approximately $2,000,000 through private placements and the exercise of related warrants. In addition, our secured creditors converted their debt to equity. The July 31, 2001 audited financial statements have been restated to reflect the push down accounting for goodwill (net of amortization) and contributed capital. We reviewed the value of goodwill in the July 31, 2001 statements and subsequent events through September 15, the reporting accountant's date of our audited financial statements, including the subsequent private placement of $900,000 in August 2001. Based on these and other related factors we believe that there had been no permanent impairment of goodwill at July 31, 2001.

     Subsequently, as a result of our losses through the nine months ended April 30, 2002, the negative working capital of $1,020,696 and the shareholders' deficiency of $719,586 at that balance sheet date and the uncertainty of future sustainable profitability we believe that goodwill is now permanently impaired. Thus, we have consequently written off the goodwill as at April 30, 2002.

Liquidity and Capital Resources:

     Cash & Working Capital

     For the seven months ended July 31, 2000 we reflected positive cash of $25,164 primarily due to proceeds from capital stock issued net of a loss and additions to fixed assets. For the year ended July 31, 2001 we had an increase in cash and cash equivalents of $291,263. This increase was primarily due to advances and other loans received from shareholders net of a loss for the period (which caused negative cash from operations) and purchases of fixed assets.

     Our cash reserves were $225,568 at April 30, 2002 compared to $316,427 at July 31, 2001 and we reflected negative working capital of $1,020,697 versus negative working capital of $798,680, respectively. At January 31, 2002 we reflected cash of $947,072 and working capital of $607,105. The deterioration in cash reserves and working capital was due to our cash loss of approximately $1,776,000 in the third quarter, which is our net loss for the nine months ended April 30, 2002 of $2,993,000 less the add-back of the non-cash components of company expenses, including amortization, goodwill write-off, reserve for returns and compensatory shares and warrants, resulting in an aggregate negative cash flow $1,460,000 minus the equivalent positive cash generated in the first six months of approximately $316,000. The $1,776,000 cash loss was offset by net positive cash generated in the third quarter from changes in other components of working capital, including accounts payable and accrued liabilities, loans to shareholders and inventories, in aggregate of $690,000.

      We expect for the next twelve months of operations that we will generate positive cash flows from operations. This will be achieved from the internal forecast increase in our sales revenues while maintaining our present gross margin. We do not forecast a proportionate increase in overhead levels. We expect that we will be continuing to pay for some of our purchases on a COD basis and will require additional extended term arrangements on other current payables over the next six to twelve months. Our cash flow management is improved by the fact that our accounts receivable are generally paid in two to three days. Our main suppliers of product have been very supportive and have given every indication that they will continue to work within our present cash flow capabilities.

      Our capital commitments over the next twelve months are approximately $100,000; however, we expect to utilize leasing or other term financing from the vendor of the capital equipment to meet our obligations.

      In the event we have any seasonal short fall in our cash flow we believe that we have access to conventional capital sources including the exercise of warrants by existing shareholders.

      If needed, our planned expansion into the United States may be funded by external capital sources.

     Share Issuance & Other Capital Transactions

     During the nine months ended April 30, 2002 we raised capital of approximately $2,500,000 through private placements and the exercise of warrants. Our settlement of loans from secured creditors resulted in the conversion of debt into share capital of $450,000. During the current quarter we revised the value attributed to 2,600,000 common shares and 1,100,000 warrants issued to management, employees and consultants in the first six months of fiscal 2002. The revision in valuation resulted in the reported capital contribution of $754,000.

     On December 15, 1999, we executed an agreement with A.R.T. International Inc. Initially, ART had the right to purchase a 44% interest in our company. By March 30, 2000, ART had paid us $273,860 ($CDN 400,000) for 160 common shares, representing a 44.44% interest in our company. On April 27, 2000, ART loaned us $48,750 ($CDN 70,000) under an agreement, which allowed ART the right to convert an additional 40 common shares, representing an additional 5.56% interest in us. Effective August 8, 2000, ART exercised its option and converted its loan to equity, thereby resulting in a 50% ownership interest in us. On December 4, 2000, ART acquired the balance of 200 common shares from our shareholders for $627,150 ($CDN 970,000) including cash of $328,430 ($CDN 500,000) and $298,720
($CDN 470,000) of ART common shares. This acquisition resulted in ART owning 100% of us.

         The total consideration paid by ART was as follows:

                  Cash:
                  Initial investment                           273,860
                  Loan converted                                48,750
                  Final investment (1)                         328,430
                                                            ----------
                  Total cash consideration                  $  651,040
                  2,000,000 ART Common Shares (2)              298,720
                                                            ----------

                  Total consideration                          949,760
                                                            ==========

(1)   Components of the 50% balance sold to ART by other shareholders.

(2) The 2,000,000 common shares were restricted for a period of three years pursuant to an oral agreement with ART.

     In the opinion of management, the underlying fair market value of assets sold to ART approximated the book value as stated in our audited financial statements for the year ended November 30, 2000. The consideration was allocated as follows:

                  Total Consideration                  $     949,760
                  Less - Shares Purchased (1)                364,519
                                                       -------------

                  Allocated to Goodwill                $     585,241
                                                       -------------

(1) 200 common shares were issued by Buck from treasury for aggregate cash of $322,610 for 50% of Buck total issued share capital. The balance of 200 common shares, which were purchased from the other shareholders of Buck, had a stated capital of $31,640.

     Under the guidance in SAB Topic 5-J whereby the form of ownership is within the control of the parent company the goodwill and resultant contributed capital of $585,241 have been "pushed down" into our financial statements.

     In the nine months ended April 30, 2002 our shareholders' deficiency has decreased from $962,243 to $719,586; the nine month net loss of $2,992,757 was more than offset by the increases in share capital and contributed capital.

     Improvement to our short-term liquidity is dependant on a return to sustained profitable operations and the ongoing cooperation of trade creditors. During the third quarter we have maximized credit lines with several suppliers, of approximately $750,000, and as a result we are purchasing our product and media placements on a "COD" basis. We have been able to locate new suppliers for products and negotiate new credit lines of approximately $300,000. During the current quarter we entered into term arrangements with a number of creditors to pay-down trade debt of approximately $100,000 per month. To date, we have not defaulted on our commitments. Subsequent to the quarter-end, we entered into negotiations with the Ontario Provincial Government to add additional unpaid sales taxes, of approximately $80,000, to our current term payment arrangements on past due sales taxes. A successful conclusion to these negotiations will result in an extension of one year of the current monthly commitment of $8,000 per month, to July 2003. We have received verbal approval to our proposal but still await written approval. We owe other federal sales and payroll taxes of approximately $100,000 and we continue to pay-down the balances as cash flow permits.

     In the foreseeable future, improvement to our liquidity and our long-term growth prospects will be dependant upon our ability to raise additional debt or equity capital. Although we are aggressively pursuing additional capital sources available to us, there is no guarantee we will be successful.

Seasonality:

     Traditionally, our revenues are seasonally low in the months of November and December, as we face significant competition for media advertising placements during the lead up to the year end holidays. The consequent reduction in our advertising activity, results in a decline to our revenues. In addition, the year end holidays reduce the available days for deliveries to our customers, which also reduces our revenues. The month of January is our strongest revenue month and offsets to some extent the lower revenues of November and December during that quarter.

                             DESCRIPTION OF BUSINESS

History and Development

     We were incorporated pursuant to the Business Corporation Act (Ontario) on September 15, 1999 as 1375400 Ontario Limited. Our name was changed to The-Buck-A-Day-Company Inc. on February 2, 2000 and on November 13, 2001 our name was changed to The Buck A Day Company Inc.

      Our initial shareholders were members of the LaBuick family. In December 1999, A.R.T. International Inc., an Ontario corporation, acquired 160 shares of common stock from us for $286,000 (Cdn. $440,000). In August 2000, A.R.T. acquired 40 shares from us for $45,500 (Cdn. $70,000). On November 29, 2000 A.R.T. acquired the remaining 50% of the issued and outstanding shares of Buck from the LaBuick family for $325,000 (Cdn. $500,000) and 2,000,000 shares of A.R.T. At that time we concluded that our valuation exceeded Cdn. $1,000,000 based upon our current sales and the conservative forecasts of our business models. With the purchase of such shares we became a wholly-owned subsidiary of A.R.T. On December 4, 2000, Edward P. LaBuick and Dennis P. LaBuick were named CEO and Director, respectively, of A.R.T.

     On January 11, 2001, Nadia Faye LaBuick, wife of Edward P. LaBuick, our chairman, loaned $138,125 (Cdn. $212,500) to us. The terms of such loan required that interest at a rate of 7% per annum with principal were due on demand and were secured by all of our assets and registered pursuant to the applicable local laws. Also on January 11, 2001, Dennis and Patricia LaBuick advanced $331,500 (Cdn. $510,000) to us due payable on demand together with interest at the rate of 7% per annum. This loan was also secured by our assets and registered pursuant to the applicable local laws.

     On or about July 7, 2001, 1483516 Ontario Limited, loaned $450,000 to us. The terms of such loan required that interest at a rate of 7% per annum and principal were due on demand and were secured by a first lien on all of our assets. Nadia Faye LaBuick, Dennis LaBuick and Patricia LaBuick subordinated their security interests in our assets to the security interest of 1483516 Ontario Limited. The 1483516 Ontario Limited Security Agreement contained a provision that, subject to approval of A.R.T., the principal of the debt was convertible into 3,000,000 units consisting of one share of our common stock and one class B warrant to purchase one share of our common stock at a price of $0.15.

     On August 1, 2001, we issued to A.R.T. 800,000 class C warrants to purchase 800,000 shares of our common stock exercisable at $0.065 per share. Also on August 1, we authorized conversion of the LaBuick family members' loans with interest totaling $461,500 into 7,100,000 shares of our common stock and class A warrants for an additional 1,500,000 shares exercisable at $0.10 per share.

     Due to our severe liquidity problems, we requested that the LaBuicks and 148516 Ontario Limited convert their loans to us to equity. As a result of such request, on August 29, 2001, the LaBuick family members converted all of their loans to us into 7,100,000 shares of our common stock and class A warrants for an additional 1,500,000 shares. Also on that day, 148516 Ontario Limited converted its loans to us into 3,000,000 shares of common stock and exercised all class B warrants for an additional 3,000,000 shares of common stock.

     On August 31, 2001, Edward P. LaBuick and Dennis P. LaBuick resigned from their positions as CEO and Director, respectively, of A.R.T.

     On October 1, 2001, the LaBuick family members exercised all class A warrants receiving 1,500,000 shares of our common stock and A.R.T. exercised all class C warrants receiving 800,000 shares of our common stock. Further, on that same date, we issued 3,000,000 class E Warrants to 37 investors.

     As a result of the aforementioned conversions no class A, B or C warrants, respectively, remain outstanding.

     On December 1, 2001, we issued 600,000 Class D Warrants to Jennifer Doering as compensation for services rendered by Ms. Doering in her capacity as a business consultant to the company. Specifically, Ms. Doering provided us with:
(i) investor and shareholder relations services; and (ii) assistance in structuring and effecting the loan with 1483516 Ontario Limited.

     On February 1, 2002, we issued 500,000 Class F Warrants to Mary Boswell pursuant to an agreement under which Ms. Boswell provided marketing services in a consulting capacity to us without compensation.

      As of the date of this Prospectus, A.R.T. has no continuing relationship with us other than its current ownership position of 2,000,000 shares of common stock. Further, none of our officers, directors or employees hold a position as an officer or director of A.R.T.

      The current members of the board of A.R.T. are Roger Kirby, Simon Meredith, Michel Van Herreweghe and Stefan Gundmundsson.

Business Model

     The "Buck-A-Day" branding is the basic premise of our business model; specifically that name brand products are packaged so that any customer can purchase them for as little as a dollar ("buck") a day, with no down payment.

     For the first sixteen (16) months of our operation, all IBM products and peripherals were purchased through Beamscope Canada Ltd., Ingram Micro and directly from IBM approved distributors. However, we were consistently plagued by shortages of inventories and as a result were often forced to acquire products through national retailers resulting in lower than anticipated profit margins. Continued inventory shortages led the company to seek new sources of supply. Negotiations with Compaq were concluded and new commercials were produced. Compaq offered us an advance of $162,500 and an additional $487,500 line of credit for inventory purchases in exchange for an exclusive 2-year marketing agreement. IBM then negotiated a new agreement, which provided us with a marketing allowance of $227,500, a creative budget of $195,000 payable semi-annually, credit facilities of $487,500, guaranteed inventory supply of an additional $325,000 and annual volume rebates of 1-3% on cumulative purchases. On May 31, 2001, we entered into an exclusive three-year distribution agreement with IBM Canada Ltd. and did not enter into the proposed agreement with Compaq. We market IBM products in all provinces across Canada.

     In fiscal 2002 our advertising budget of approximately $1,950,000 will enable us to air over 39,000 sixty-second television commercials on cable and local television stations across Canada promoting The Buck A Day Company and our products.

     Typical Revenue Producing Transaction. A Customer's first experience with us is generally when they call our toll free number in response to one of our marketing campaigns. Potential customers who call while our sales staff is unavailable are routed to various third party call centers who forward to us all relevant contact information which is then down-loaded to our data-base. Our in-house sales staff uses its best efforts to return such calls within twelve to twenty-four hours. Our arrangement with the various call centers requires that we pay them a fee of $1.75 to $2.25 per lead generated from our advertising efforts. As a point of clarity, our telemarketing efforts are solely directed towards potential customers who initially contact us as a result of our marketing campaigns.

     Revenue Breakdown. As of April 30, 2002, our sales were generated in the following manner: a) 75% from computer and peripheral items directly from inquiries to our toll-free phone numbers; b) 20% from internet based orders; and
c) follow-up catalogue sales are responsible for 5% of our business. We anticipate sales from our internet operations and catalogue sales to grow to approximately 25% and 15%, respectively, of our total revenue stream. Catalogue's of our most popular items are sent with every order and are also sent to all customers on a biannual basis.

     Our present marketplace is nationwide across Canada. The geographical breakdown of our sales by province are as follows:

      o     Ontario 50%

      o     Alberta 15%

      o     British Columbia 15%

      o     Manitoba 5%

      o     Saskatchewan 5%

      o     Quebec 5%

      o     Atlantic Provinces 5%

     Rights of Return. As of June, 2002, we terminated our "no questions asked" right of return policy which allowed any customer to return any item purchased for a period of 30 days from the receipt of any product. Presently, customers may only return those items for a limited period of time which are defective, differ from the item ordered or are not promptly shipped. Each return will be reviewed by us on a case by case basis before being accepted. To date, we have found that approximately 2% of sales are returned.

Marketing Approach

     Our management team has over 30 combined years of experience in purchasing media time on television as well as in commercial production and television marketing in both the United States and Canada. We market and sell name brand electronic and consumer products, primarily computers, television sets, high-end electronics and appliances, directly to consumers and small businesses, utilizing a multimedia approach, which at the present time, is principally through television advertising and web based marketing efforts. Our television campaign utilizes toll free phone numbers for direct consumer response while also promoting our website.

     We intend to continue expanding our direct response marketing in the calendar year 2002 and anticipate significant continued growth from Canadian operations. However, we anticipate using a significant portion of the proceeds from this offering for expenses associated with our eventual expansion into the United States market in the calendar year 2002.

     Television commercials for all offers are aired on the following networks and stations including: TWN (Weather), CMT, Discovery, Bravo, Space, Showcase, OLN, Star, Much More Music, ATN, Comedy, APTN, CITV, ATV, CityTV, BCTV, CKVU.

Strategic Relationships

     On May 31, 2001, we entered into a Business Partner Agreement with IBM Canada Ltd. which provides us with a steady and secure supply of products from IBM through its major distributor SuperCom Canada Ltd. with credit terms of $487,500 plus back-up inventory financing of an additional $325,000. The term of the IBM Agreement is for three (3) years with no renewal terms. Further, IBM provided a marketing allowance of $227,500 and a creative budget of $195,000 payable semi-annually. We are required to purchase a minimum of 10,000 units per year with direct volume rebates of 1-3% on cumulative purchases. However, there is no ceiling on the amount of computer equipment we may purchase from IBM in any given year. IBM and SuperCom retain a registered purchase security interest on our inventory and accounts receivable in the amount of $487,500. Pursuant to such agreement we are responsible for all aspects of selling, delivering the products to our customers.

     CitiFinancial Services of Canada Ltd. Although we accept cash and credit cards as payment for our products and services, most of our customers make their purchases using the Buck A Day credit card which is underwritten by CitiFinancial Services of Canada Ltd. Potential customers apply for a Buck A Day credit card, which is either approved or rejected solely by CitiFinancial. The approved applicants are extended a pre-determined level of credit ranging from a minimum of $650 to a maximum of $6,500.

     Lexmark Canada -- Printers Only. Commencing January 1, 2002, Lexmark, a leading manufacturer of computer peripheral products extended to us a $66,300 marketing assistance advance to sell their products exclusively to our customers. In addition to the advance, we receive competitive pricing and additional rebates on certain models.

     AOL Canada Inc. On June 14, 2002, we entered into a Marketing Agreement with AOL Canada Inc., whereby AOL shall provide each of our customers purchasing a computer with a free AOL membership for six months. Pursuant to the AOL Marketing Agreement, we agreed to order and distribute a minimum of 1,000 packages containing a CD-ROM with AOL software in each calendar month during the term of the Marketing Agreement in exchange for AOL certain co-marketing concessions such as: (i) being designated our exclusive internet service provider; (ii) inclusion of the AOL brand in certain promotions; and (iii) the bundling of AOL products with all computers sold by us, among other marketing efforts. The AOL Marketing Agreement has a two year term with a one year renewal option.

Expansion into the United States

     We intend to enter the United States marketplace in a limited manner and in select locations within the next six (6) months. We have tested our commercials in the United States (Buffalo, Spokane and Seattle) and although we have not converted any of our leads into sales, the consumer response is equivalent to what we are presently enjoying in Canada. As a result of our relationship with CitiFinancial Services a division of Citigroup, we are now in a position to provide financing to United States' customers via the Buck A Day credit card plan. We anticipate opening our media buying, telemarketing center and warehousing facilities in the State of Florida during calendar 2002.

     We believe that our business model of providing alternative financing, speedy delivery and name brand products and a thirty (30) day satisfaction or money back guarantee makes the United States market an attractive one. A significant market for our services exists in the United States as there is a large population of individuals and small businesses unable to obtain sufficient credit from any source, with which to purchase a computer or other electronic devices. Through our partnership with CitiFinancial we have been able to successfully arrange for more than 20% of applicants for the Buck A Day credit card to be extended credit with which to make purchases from us.

Competition

     General. We believe that the direct response marketing and sales of consumer electronics and household convenience items is not as competitive as electronics retailing. Retailers have significantly greater resources than we have; however, their business seems to be more price-driven and less focused than ours. Our sales and marketing structure is not proprietary, but highly developed; therefore, although many of our competitors sell similar items from competitive suppliers, we believe that we are able to better manage our sales through careful formulation of our offers. In Canada some of our biggest competitors are IPC Canada, MDG Canada Ltd. and Dell Computer Corp. In the United States some of our biggest competitors will be direct marketing computer manufacturers such as Dell and Gateway Computer Corp. and nationwide electronic retailers such as Best Buy and Circuit City. Furthermore, there are many online electronics retailers, such as Amazon.com and Buy.com, who would directly compete for our customers. All of the above are larger and better known and have more resources for financing, advertising and marketing. We intend to compete based on our ability to market and sell products to individuals who require credit with no down payment and payments as low as a dollar ("buck") a day.

      Canadian Computer and Electronics Retailers. There are three companies in the marketplace who we consider competitors, Dell Computer Corp. and two Canadian "clone" or "private label" manufacturers, IPC Canada and MDG Canada Ltd.

     IPC Canada has a nationwide customer base. They market themselves as a discount computer manufacturer that sells direct to the consumer. IPC runs print ads in major markets, but consumers may only purchase their products with cash or third party credit cards.

     MDG Canada Ltd. maintains a direct sales division as well as approximately twenty-five retail outlets in the Southern Ontario market; however, they do not market nationwide. MDG does offer "in-house" financing similar to our own using Household Finance. In addition to their "in-house" financing, customers of MDG may choose to purchase products through cash or third party credit card transactions. Although they are better financed than ourselves, we consider our name recognition to be superior.

Trademarks and Patents

     On November 5, 2001, we filed a trademark application with the United States Patent and Trademark Office covering our name and logo. As a result of such filing we were granted a right of priority for any associated filings in foreign countries which occur prior to May 5, 2002. Although we have not filed any intellectual property applications in Canada, we expect to do so in calendar year 2002.

Insurance

     We currently carry a business insurance policy underwritten by The Economical Insurance Group, which maintains $1,300,000 of property insurance for inventory and equipment and $1,300,000 each for personal injury liability and non-owned automotive liability.

Employees

     We currently employ 75 sales representatives and 20 management and administration employees. None of the employees are represented by a labor union. We consider our relationship with our employees to be satisfactory.

Properties

     On September 1, 2001, we signed four leases for a fifty-three (53) month period for a total of 16,500 square feet of office and warehouse space in Newmarket, Ontario at an aggregate rent of approximately $262,937. Although, such office space is sufficient for our present needs, if our growth exceeds our projections we may have to procure additional office space elsewhere.

Seasonality

     Although we have been operational for less than two (2) years, we have found our business to be seasonal in nature in that the first calendar quarter of each year tends to be our strongest sales period. We have found that the increased demand for media placements during the traditional Christmas holiday season results in a significant increase in the costs of such placements and thus prohibits us from procuring the quality and amount of placements we would desire during that period. As a result, we have focused our media purchasing efforts on the first quarter of the calendar year and have realized significant sales gains during those periods.

Legal Proceedings

     In July 2001, Beamscope Canada Inc., a supplier of hardware and software commenced an action against us in the Superior Court of Justice claiming the sum of $162,500, plus interest and costs for unpaid accounts. On December 21, 2001 we settled the Beamscope lawsuit and paid them $45,500 pursuant to the terms of such settlement.

                                   MANAGEMENT

     The following table sets forth the name and, as of December 31, 2001, age and position of each director and executive officer of our company.

Directors and Executive Officers

     NAME                 AGE                         POSITION
-------------         -----------                    -----------

Edward P. LaBuick          59                 Chief Executive Officer;
                                         Chairman of the Board of Directors

Dennis P. LaBuick          39                    Director; President

Keith Kennedy              38          Director; Vice President of Operations

John Mole                  47                         Director

Kelly Murphy               36                        Controller

Background of Executive Officers, Directors and Significant Employees

      Edward P. LaBuick has served as the Chief Executive Officer and Chairman of the Board of our company since September 1999. From 1998 to 1999, Mr. LaBuick was a vice-president of Koolatron, a Canadian National television marketing company. From 1992 through 1998, Mr. LaBuick was president of Quality Music and Video Specialty Products, an entertainment and television marketing company. Mr. LaBuick's primary responsibilities are in developing strategic relationships with major suppliers, financial institutions and media providers. Mr. LaBuick is the father of Mr. Dennis P. LaBuick, our President, and father-in-law to Patricia LaBuick, our sales manager. On June 16, 2000, Mr. LaBuick filed for bankruptcy protection pursuant to section 168.1 of the Bankruptcy and Insolvency Act of Ontario and was granted a Certificate of Discharge on March 17, 2001. Mr. LaBuick's bankruptcy was a result of the failure of his prior business, Denny, Inc. (an Ontario corporation), an outstanding lawsuit stemming from that prior business and reassessment of prior years tax returns.

      Dennis P. LaBuick has served as the President and as a Director of our company since December 1999. From 1998 through 1999 Mr. LaBuick was a self employed freelance director of television commercials and production. From 1996 to 1998, Mr. LaBuick was a vice president of television media for DCNL Inc., in San Francisco, California, which was sold to Helen of Troy in 1998. Mr. LaBuick has over fifteen (15) years of experience in direct response television, radio and print advertising. Mr. LaBuick's primary responsibilities include media planning and buying of short form direct-response commercials and informercials as well as the writing and production for such matters. Mr. LaBuick is the son of Mr. Edward P. LaBuick, our Chairman and the husband to Patricia LaBuick, our sales manager.

      Keith Kennedy has served as the Vice President of Operations and a Director of our company since September 1999. From 1998 to 1999, Mr. Kennedy was the Operations Manager of Koolatron, Inc., a television marketing company. From 1992 to 1998, Mr. Kennedy was the Operations Manager at Quality Music, Video & Special Products, a national distribution company. Mr. Kennedy's primary responsibilities are in staff and inventory management and general day to day operational matters.

      John Mole has been the President of Province Electric Supply Limited, a wholesale distributor of electrical products serving the electrical contractor, industrial, OEM, institutional and utility markets, from 1991 through the date of this Prospectus. Mr. Mole has been a Director of our company since February 5, 2002.

     Dan LaRoche has served as the Marketing Manager of our company since December 1999. From 1997 through 1999, Mr. LaRoche was employed by Interwood Marketing, a national marketing company. Mr. LaRoche has twenty-five (25) years of experience in direct response television, retail radio and print design and advertising. Mr. LaRoche's primary responsibilities are in media planning and buying of retail television and radio spots as well as production of short form direct-response commercials and infomercials.

     Kelly Murphy has been our controller since January 2000. From 1997 through 1999, Ms. Murphy was a self employed accountant.

Board of Directors and Committees

     Our Articles of Association set the minimum number of directors at 1 and the maximum at number of directors at 10. We currently have 4 directors.

     Currently, our Board of Directors consists of Messrs. Edward P. LaBuick, Dennis P. LaBuick, Keith Kennedy and John Mole. The Board of Directors has appointed Messrs. Kennedy and Mole as the members of the Omnibus Committee to administer the Stock Option Plan. However, our Board anticipates adding 1 member within the next ninety (90) days, who will be a non-participating member of any employee stock option plan and who shall be expected to serve as an additional member of the Omnibus Committee. Although the Board of Directors anticipates forming an audit committee, at present, it has not established any other committees.

Compensation of Directors

     We do not pay our Directors any fee in connection with their role as members of our Board. Directors are reimbursed for travel and out-of-pocket expenses in connection with their attendance at Board meetings.

Employment Agreements

     On November 1, 2001, effective January 1, 2002, we entered into an Employment Agreement with Mr. Edward P. LaBuick, our Chief Executive Officer and Chairman of the Board, for a term of three (3) years commencing November 1, 2001, providing for an annual salary of $146,250 for the first year and, during each of the remaining years, an amount equal to 110% of the immediately preceding year. In addition to his annual salary, Mr. LaBuick has the right to participate in any share option plan, share purchase plan, retirement plan or similar plan offer by our company, to the extent authorized by our Board. Mr. LaBuick also has the right to have the company pay for a car of its choosing including all expenses associated therewith.

     On November 1, 2001, effective January 1, 2002, we entered into an Employment Agreement with Mr. Dennis P. LaBuick, our President and a Director, for a term of three (3) years commencing November 1, 2001, providing for an annual salary of $130,000 for the first year and, during each of the remaining years, an amount equal to 110% of the immediately preceding year. In addition to his annual salary, Mr. LaBuick has the right to participate in any share option plan, share purchase plan, retirement plan or similar plan offer by our company, to the extent authorized by our Board. Mr. LaBuick also has the right to have the company pay for a car of its choosing including all expenses associated therewith.

     On November 1, 2001, effective January 1, 2002, we entered into an Employment Agreement with Mr. Keith Kennedy, our Vice President of Operations and a Director, for a term of three (3) years commencing November 1, 2001, providing for an annual salary of $52,000 for the first year and, during each of the remaining years, an amount equal to 110% of the immediately preceding year. In addition to his annual salary, Mr. Kennedy has the right to participate in any share option plan, share purchase plan, retirement plan or similar plan offer by our company, to the extent authorized by our Board. Mr. Kennedy also has the right to have the company pay for a car of its choosing including all expenses associated therewith.

     On November 1, 2001, we entered into an Employment Agreement with Mr. George Slightham, our Manager of Business Affairs, for a term of three (3) years commencing November 1, 2001, providing for an annual salary of $81,250 for the first year and, during each of the remaining years, an amount equal to 110% of the immediately preceding year. Mr. Slightham also has the right to have the company pay for a car of its choosing including all expenses associated therewith.

Executive Compensation

     For the fiscal year ended July 31, 2002, our aggregate cash compensation payments to our executive officers and directors for services rendered in these capacities was approximately $305,500.

     The following table sets forth all compensation we paid to each executive officer whose total salary and bonus exceeded $65,000 in the calendar years indicated.

Summary Compensation Table

                                                                                              LONG-TERM
                                                ANNUAL COMPENSATION                         COMPENSATION
                                                -------------------                         ------------
                                                                                             SECURITIES
                                                                                             UNDERLYING
NAME AND PRINCIPAL POSITION                   CALENDAR      OTHER          ANNUAL           OTHER OPTIONS
                                                YEAR      SALARY ($)    COMPENSATION         GRANTED (#)
                                              ---------    --------     ------------         -----------
Edward P. LaBuick;                              2000        71,500           --                      --
Chief Executive Officer and                     2001       130,000           --                      --
Chairman of the Board of Directors              2002       146,250           --                 952,500

Dennis P. LaBuick;                              2000        71,500           --                      --
Director and President                          2001       120,250           --                      --
                                                2002       130,000           --                 897,500

Keith Kennedy;                                  2000        32,500           --                      --
Director and Vice President of                  2001        32,500           --                      --
Operations                                      2002        52,000           --                 250,000

Option Grants During Last Fiscal Year

     On February 14, 2002, certain directors, officers, employees and consultants were issued options to purchase an aggregate amount equal to 3,500,000 shares of common stock pursuant to our Stock Option Plan. The table below sets forth the executive officers that received options pursuant to the Stock Option Plan during the fiscal year ending July 31, 2002.

                                     % of                   Market
                                     Total                 Value of         Potential Realizable
                       Common       Options                 Common         Value at Assumed Annual
                        Share       Granted                  Shares         Rates of Stock Price
                        Under         in                   Underlying         Appreciation for
                       Options      Fiscal   Exercise      Options on            Option Term
                       Granted       2002      Price      Date of Grant
Name                     (#)         (%)     ($/share)      (1) ($)           5% ($)     10% ($)       Expiration Date
Edward P. LaBuick     952,500       27.2%      $0.25         $0.25           $762,000    $809,625      February 13, 2005

Dennis P. LaBuick     897,500       25.6%      $0.25         $0.25           $718,000    $762,875      February 13, 2005

Keith Kennedy         250,000        7.1%      $0.25         $0.25           $200,000    $212,500      February 13, 2005

John Mole              50,000        1.4%      $0.25         $0.25           $ 40,000    $ 42,500      February 13, 2005

(1) There was no public market for our common shares as of February 14, 2002. Therefore, the amounts set forth in this column represent the fair market value of each of our common shares as of that date, as determined by our Board taking into consideration the present and future valuation of the company based on the growth projections at that time and with the primary goal of providing incentive to certain members of our senior management.

Options Exercised In Last Fiscal Year

     The following table sets forth the estimated value of exercisable and unexercisable options held by executive officers for the fiscal year ending July 31, 2002.

                                   Number of Securities                Value of Unexercised In-The-Money
                              Underlying Unexercised Options              Options as of July 31, 2002
                                  as of July 30, 2002 (%)                           ($) (1)
          Name               Exercisable         Unexercisable         Exercisable          Unexercisable
          ----               -----------         -------------         -----------          -------------
Edward P. LaBuick                100%                 -0-              $714,375.00               -0-

Dennis P. LaBuick                100%                 -0-              $673,125.00               -0-

Keith Kennedy                    100%                 -0-              $187,500.00               -0-

(1) The value of an "in-the-money" option represents the difference between the aggregate estimated fair market value of common shares issuable upon exercise of the option and the aggregate exercise price of the option. There was no public market for our common shares as of July 31, 2002. Therefore, the amounts set forth in this column represent the fair market value of our common share as of July 31, 2002, $1.00 per share, as determined by our Board.

Summary of 2002 Stock Option Plan

     Qualified directors, officers, employees, consultants and advisors of ours and our subsidiaries are eligible to be granted (a) stock options ("Options"), which may be designated as nonqualified stock options ("NQSOs") or incentive stock options ("ISOs"), (b) stock appreciation rights ("SARs"), (c) restricted stock awards ("Restricted Stock"), (d) performance awards ("Performance Awards") or (e) other forms of stock-based incentive awards (collectively, the "Awards"). A director, officer, employee, consultant or advisor who has been granted an Option is referred to herein as an "Optionee" and a director, officer, employee, consultant or advisor who has been granted any other type of Award is referred to herein as a "Participant."

     The Omnibus Committee administers the Stock Option Plan and has full discretion and exclusive power to (a) select the directors, officers, employees, consultants and advisors who will participate in the Stock Option Plan and grant Awards to such directors, officers, employees, consultants and advisors, (b) determine the time at which such Awards shall be granted and any terms and conditions with respect to such Awards as shall not be inconsistent with the provisions of the Stock Option Plan, and (c) resolve all questions relating to the administration of the Stock Option Plan. Members of the Omnibus Committee receive no additional compensation for their services in connection with the administration of the Stock Option Plan.

     The Omnibus Committee may grant NQSOs or ISOs that are evidenced by stock option agreements. A NQSO is a right to purchase a specific number of shares of common stock during such time as the Omnibus Committee may determine, not to exceed ten (10) years, at a price determined by the Omnibus Committee that, unless deemed otherwise by the Omnibus Committee, is not less than the fair market value of the common stock on the date the NQSO is granted. An ISO is an Option that meets the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). No ISOs may be granted under the Stock Option Plan to an employee who owns more than 10% of our outstanding voting stock ("Ten Percent Stockholder") unless the option price is at least 110% of the fair market value of the common stock at the date of grant and the ISO is not exercisable more than five (5) years after it is granted. In the case of an employee who is not a Ten Percent Stockholder, no ISO may be exercisable more than ten (10) years after the date the ISO is granted and the exercise price of the ISO shall not be less than the fair market value of the common stock on the date the ISO is granted. Further, no employee may be granted ISOs that first become exercisable during a calendar year for the purchase of common stock with an aggregate fair market value (determined as of the date of grant of each ISO) in excess of $100,000USD. An ISO (or any installment thereof) counts against the annual limitation only in the year it first becomes exercisable.

     The exercise price of the common stock subject to a NQSO or ISO may be paid in cash or, at the discretion of the Omnibus Committee, by a promissory note or by the tender of common stock owned by the Option holder or through a combination thereof. The Omnibus Committee may provide for the exercise of Options in installments and upon such terms, conditions and restrictions as it may determine.

     A SAR is a right granted to a Participant to receive, upon surrender of the right, but without payment, an amount payable in cash. The amount payable with respect to each SAR shall be based on the excess, if any, of the fair market value of a share of common stock on the exercise date over the exercise price of the SAR, which will not be less than the fair market value of the common stock on the date the SAR is granted. In the case of an SAR granted in tandem with an ISO to an employee who is a Ten Percent Stockholder, the exercise price shall not be less than 110% of the fair market value of a share of common stock on the date the SAR is granted.

     Restricted Stock is common stock that is issued to a Participant at a price determined by the Omnibus Committee, which price per share may not be less than the par value of the common stock, and is subject to restrictions on transfer and/or such other restrictions on incidents of ownership as the Omnibus Committee may determine.

     A Performance Award granted under the Stock Option Plan (a) may be denominated or payable to the Participant in cash, common stock (including, without limitation, Restricted Stock), other securities or other Awards and (b) shall confer on the Participant the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Omnibus Committee shall establish. Subject to the terms of the Stock Option Plan and any applicable Award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Omnibus Committee.

     The Omnibus Committee may grant Awards under the Stock Option Plan that provide the Participants with the right to purchase common stock or that are valued by reference to the fair market value of the common stock (including, but not limited to, phantom securities or dividend equivalents). Such Awards shall be in a form determined by the Omnibus Committee (and may include terms contingent upon a change of control of the company); provided that such Awards shall not be inconsistent with the terms and purposes of the Stock Option Plan.

     The Omnibus Committee determines the price of any such Award and may accept any lawful consideration.

     The Omnibus Committee may at any time amend, suspend or terminate the Stock Option Plan; provided, however, that (a) no change in any Awards previously granted may be made without the consent of the holder thereof and (b) no amendment (other than an amendment authorized to reflect any merger, consolidation, reorganization or the like to which we are a party or any reclassification, stock split, combination of shares or the like) may be made increasing the aggregate number of shares of the common stock with respect to which Awards may be granted or changing the class of persons eligible to receive Awards, without the approval of the holders of a majority of our outstanding voting shares.

     In the event a Change in Control (as defined in the Stock Option Plan) occurs, then, notwithstanding any provision of the Stock Option Plan or of any provisions of any Award agreements entered into between any Optionee or Participant and us to the contrary, all Awards that have not expired and which are then held by any Optionee or Participant (or the person or persons to whom any deceased Optionee's or Participant's rights have been transferred) shall, as of such Change of Control, become fully and immediately vested and exercisable and may be exercised for the remaining term of such Awards.

     If we are a party to any merger, consolidation, reorganization or the like, the Omnibus Committee has the power to substitute new Awards or have the Awards be assumed by another corporation. In the event of a reclassification, stock split, combination of shares or the like, the Omnibus Committee shall conclusively determine the appropriate adjustments.

     No Award granted under the Stock Option Plan may be sold, pledged, assigned or transferred other than by will or the laws of descent and distribution, and except in the case of the death or disability of an Optionee or a Participant, Awards shall be exercisable during the lifetime of the Optionee or Participant only by that individual.

     No Awards may be granted under the Stock Option Plan on or after February 4, 2012, but Awards granted prior to such date may be exercised in accordance with their terms.

     The Stock Option Plan and all Award agreements shall be construed and enforced in accordance with and governed by the laws of New York.

     As of July 30, 2002, of the 3,500,000 shares of common stock reserved for issuance under the Stock Option Plan, options to acquire 3,500,000 shares of common stock were granted under the Stock Option Plan.

Directors' and Officers' Indemnification

      Under the Business Corporations Act, we are permitted to indemnify our directors and officers and former directors and officers against costs and expenses, including amounts paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made parties because of their position as directors or officers, including an action against us. In order to be entitled to indemnification under this Act, the director or officer must act honestly and in good faith with a view to our best interests, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer must have reasonable grounds for believing that his or her conduct was lawful.

     Under our by-laws, we may indemnify our current and former directors, officers, employees and agents. Our by-laws also provide that, to the fullest extent permitted by the Act, we are authorized to purchase and maintain insurance on behalf of our and our subsidiaries' current and past directors, officers, employees and agents against any liability incurred by them in their duties. We believe that the provisions of our by-laws are necessary to attract and retain qualified persons as directors and officers.

     We recently terminated an employee for cause and issued a statement of claim for more than Cdn. $1 million for the misappropriation of our property. The defendant has issued a counter-claim against us which we feel is without merit.

     Currently, there is no pending litigation or proceeding where a current or past director, officer or employee is seeking indemnification, nor are we aware of any threatened litigation that may result in claims for indemnification. Although we anticipate doing so within calendar year 2002, we do not presently maintain any form of liability insurance covering our directors and officers.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of July 30, 2002, and our officers and directors, individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with the Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within sixty (60) days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them. Percentage ownership is based on 22,522,974 shares of common stock outstanding as of July 30, 2002. Percentage Ownership does not reflect the shares of common stock underlying the Class D, E and F warrants, or the options granted pursuant to our Stock Option Plan.

                                                                      PERCENTAGE OF SHARES
                                                                       BENEFICIALLY OWNED
                                                                      --------------------
                                                  NUMBER OF            SHARES BEFORE THE         AFTER THE
BENEFICIAL OWNER                             BENEFICIALLY OWNED             OFFERING             OFFERING
-----------------                            -------------------          -------------        -------------
Edward P. LaBuick (1)                              1,362,500                  6.0%                  6.0%
Dennis P. LaBuick (2)                              1,347,500                  5.9%                  5.9%
A.R.T. International Inc.                          2,000,000                  8.8%                  8.8%
All Executive Officers and
Directors as a Group (4 persons)(3)                2,710,000                 12.0%                 12.0%

-------------
(1) This amount does not include 1,562,500 shares of common stock held by Nadia Faye LaBuick, wife of Edward P. LaBuick, and the options to purchase 952,500 shares of common stock issued on February 14, 2002 pursuant to our Stock Option Plan.

(2) This amount does not include 1,547,500 shares of common stock held by Patricia LaBuick, wife of Dennis P. LaBuick, and the options to purchase 897,500 shares of common stock issued on February 14, 2002 pursuant to our Stock Option Plan.

(3) This amount does not include Mr. Keith Kennedy's right to purchase 250,000 shares of common stock or Mr. John Mole's right to purchase 50,000 shares of common stock.

                           RELATED PARTY TRANSACTIONS

      Our initial shareholders were members of the LaBuick family. In December 1999, A.R.T. International Inc., an Ontario corporation, acquired 160 shares of common stock us for $286,000 (Cdn. $440,000). In August 2000, A.R.T. acquired 40 shares from us for $45,500 (Cdn. $70,000). On November 29, 2000 A.R.T. acquired the remaining 50% of the issued and outstanding shares of Buck from the LaBuick family for $325,000 (Cdn. $500,000) and 2,000,000 shares of A.R.T. At that time we concluded that our valuation exceeded Cdn. $1,000,000 based upon our current sales and the conservative forecasts of our business models. With the purchase of such shares we became a wholly-owned subsidiary of A.R.T.

      On January 11, 2001, Nadia Faye LaBuick, wife of Edward P. LaBuick, our chairman, loaned $138,125 to us. The terms of such loan required that interest at a rate of 7% per annum with principal were due on demand and were secured by all of our assets and registered pursuant to the applicable local laws. Also on January 11, 2001, Dennis and Patricia LaBuick advanced $331,500 to us due payable on demand together with interest at the rate of 7% per annum. This loan was also secured by our assets and registered pursuant to the applicable local laws.

      On or about July 7, 2001, 1483516 Ontario Limited, loaned $450,000 to us. The terms of such loan required that interest at a rate of 7% per annum and principal were due on demand and were secured by a first lien on all of our assets. Nadia Faye LaBuick, Dennis LaBuick and Patricia LaBuick subordinated their security interests in our assets to the security interest of 1483516 Ontario Limited. The 1483516 Ontario Limited Security Agreement contained a provision that, subject to approval of A.R.T., the principal of the debt was convertible into 3,000,000 units consisting of one share of our common stock and one class B warrant to purchase one share of our common stock at a price of $0.15.

     On August 1, 2001, we issued to A.R.T. 800,000 class C warrants to purchase 800,000 shares of our common stock exercisable at $0.065 per share. Also on August 1, we authorized conversion of the LaBuick family members' loans with interest totaling $461,500 into 7,100,000 shares of our common stock and class A warrants for an additional 1,500,000 shares exercisable at $0.10 per share.

     On August 29, 2001, the LaBuick family members converted all of their loans to us into 7,100,000 shares of our common stock and class A warrants for an additional 1,500,000 shares. Also on that day,

148516 Ontario Limited converted its loans to us into 3,000,000 shares of common stock and exercised all class B warrants for an additional 3,000,000 shares of common stock.

      On October 1, 2001, the LaBuick family members exercised all class A warrants receiving 1,500,000 shares of our common stock and A.R.T. exercised all class C warrants receiving 800,000 shares of our common stock.

      On February 15, 2002, certain members and employees of Spitzer & Feldman P.C., our U.S. counsel, purchased a total of 96,000 shares of our common stock for an aggregate of $24,000.

      Spitzer & Feldman P.C. may receive unregistered shares of Buck common stock or options to purchase shares of Buck common stock in lieu of cash in satisfaction of a portion of the legal fees incurred in relation to the preparation of this Prospectus.

                              SELLING SHAREHOLDERS

     This prospectus will also be used for the offering of additional shares of our common stock owned by the shareholders found below, the selling shareholders. The selling shareholders may offer for sale up to 100% (22,522,974 shares) of their holdings in our common stock held in the aggregate by them. See "Business". The selling shareholders may offer for sale such shares of our common stock from time to time in the open market, in privately negotiated transactions or otherwise. We will not receive any proceeds from such sales. The resales of the securities by the selling shareholders are subject to the prospectus delivery and other requirements of the Securities Act.

     Assuming that the selling shareholders are able to sell all 22,522,974 shares of their common stock which are being offered by them, the selling shareholders will retain 0 shares of our common stock.

               LIST OF SHAREHOLDERS OF THE BUCK A DAY COMPANY INC.

The selling shareholders acquired their shares from us as follows:

Subscriber                          Address                             Relationship     Amount of shares held     Amount prior to
                                                                        within the       prior to the offering   offering if greater
                                                                        past three (3)    equals the amount of         than 1%
                                                                        years             shares being offered
====================================================================================================================================
1413251 Ontario Inc.(1)    6 Buggey Lane, Ajax, Ontario L1S 4S7                                   50,000

1435031 Ontario Ltd.(2)    248 Forest Hill Road, Toronto, ON M5P 2N5                             250,000

1469403 Ontario Ltd.(3)    83 Maclaren Avenue, Barrie, Ontario L4N 7H3                            60,000

1504426 Ontario Ltd.(4)    181 University Ave., Suite 1410, Toronto,
                           ON M5H 3M7                                                            200,000

403266 Ontario Ltd.(5)     c/o David & Carol Voyce, 663 Glen Crescent,                           946,666                 4.20%
                           Orillia, ON L3V 6R2

760761 Ontario Ltd.(6)     8 Vine Cres., Barrie, Ontario L4N 2B3                                  20,000

A.R.T. International
Inc.(7)                    Unit 5- 7100 Warden Avenue, Markham ON L3R                          2,000,000                 8.88%
                           8B8

Ambeau Thomas              64 Royal Oak Drive, Barrie, On L4N 7S5                                333,334                 1.48%

Aravest Ltd.(8)            P.O. Box N-9645, Nassau, Bahamas                                       66,666

--------

(1) Mark Purdy maintains voting and investment power over the shares owned by 1413251 Ontario Inc.

(2) Barry Landen maintains voting and investment power over the shares owned by 1435031 Ontario Ltd.

(3) Peter Landers maintains voting and investment power over the shares owned by 1469403 Ontario Ltd.

(4) Wayne Long maintains voting and investment power over the shares owned by 1504426 Ontario Ltd.

(5) David and Carol Voyce maintain voting and investment power over the shares owned by 403266 Ontario Ltd.

(6) Jeremy Pollard maintains voting and investment power over the shares owned by 760761 Ontario Ltd.

(7) The Board of Directors consists of Roger Kirby, Simon Meredith, Michel Van Herreweghe and Stefan Gundmundsson who maintain voting and investment power over the shares owned by A.R.T. International Inc.

(8) Steve Koussaya maintains voting and investment power over the shares owned by Aravest Ltd.

Beckley        Mike          12 Chalmers Dr., Barrie, ON L4N 8A3                                         10,000

Belben         Ted           303 Reading Place, Newmarket, Ontario L3Y                                    8,000
                             6H6

Bradley        Stephen       46 Gibson Lake Drive, Palgrave, On L0N 1P0                                 200,000

Clark          Linda         146 McCraney St. West, Oakville, ON L6H 1H6                                  1,000

Corvese        Steve         5254 Forest Hill Drive, Mississauga, Ontario                                66,666

Crosbie        Robert        RR 1, Stn Main, Port Hope, On L1A 3V7                                      300,000            1.33%

Dale           Kerry         426 Eagle Street, Newmarket, ON L3Y 1K6              Employee               10,000

Deluca         Judy          1227 Riverbank Way, Oakville, Ontario L6H 6X4                               20,000

Demarinis      Enzo          2000 Peak Place, Oakville, ON L3H 5T2                                       66,666

Demarinis      Frank         584 Vaughan Mills, Woodbride, ON L1H 4H1                                    66,666

Demarinis      Joe           1615 Amberlea Road, Pickering, ON L1V 5P3                                   20,000

Desroches      Paul          1311 Ludbrook Court, Mississauga, On L5J 3P2                               200,000

Dodd Family Trust(9)         c/o Norman Dodd, 656 Sunset Beach Road,                                    133,333
                             Richmond Hill, On L4E 3G2

Dodd           Norman        656 Sunset Beach Road, Richmond Hill, On L4E                                50,000
                             3G2

Doering        Dennis        108 Marshall Street, Barrie, On L4N 4L5                                     33,333

Doering        Jennifer      43 Fawn Crescent, Barrie, Ontario L4N 7Z6                                  250,000           1.11%

Donaldson      Peter         Share High School, Royal Oak, MI                                            10,000

Donaldson      Walt          1929 Ontario St., Windsor, ON N8Y 1N1                                       20,000

Durham Int'l                 P.O. Box 1132 Lauraston House, Lower                                       448,334           1.99%
Investments(10)              Collymore, Bridgetown St. Michael, Barbados, WI

Garces         Candy         44 Crew Avenue, Toronto, Ontario M4C 2V3             Employee            1,000,000           4.44%

Gayford        Tom           RR # 4, Stouffville, 4093 Bloomington Road                                 100,000

Gilbert        Eli           1227 Riverbank Way, Oakville, Ontario L6H 6X4                               60,000

Gomes          Heather       445 Maple Grove Ave., Bradford, ON L3Z 2V8           Employee               10,000

Gordon         Colin         2373 Blackstone Cres., Ottawa, Ontrario K1B                                  7,000
                             4H3

-----------
(9) Norman Dodd maintains voting and investment power over the shares owned by the Dodd Family Trust.

(10) Wayne Grant maintains voting and investment power over the shares owned by Durham Int'l Investments.

Hendershot     Walter        233 Inksetter Road, RR 1, Lynden, On L0R 1T0                                50,000

Hochrein       J.J.          5 Wells Street, Toronto, Ontario M5R 1N8                                     4,000

James          Corinne       2027 Russett Road, Mississauga, ON L4Y 1B8                                  25,000
               Voyce

James          Jacqueline    44 Barringham Drive, Oakville, ON L6J 4B2                                  200,000
               Cadman

Johnston       Lyle          RR#4 Coldwater, Ontario L0K 1E0                                              3,000

Kelln          Larry         2554 Maid Marion Place, Mississauga, On L5K                                100,000
                             2L9

Kennedy        Keith         412 Queen Street, Apt. A, Newmarket, ON L3Y          Employee              500,000           2.22%
                             2P2

Khonsari       Homa          1 Garrett Cres., Barrie, Ontario L4M 4R7                                   266,666           1.18%

Kisely         Willy         539 Knowles Road, Kelowna, BC V1W 1H4                                      100,000

Korhonen       Ed            2206 Pine Needle Row, Mississauga, Ontario                                 100,000
                             L5C 1V3

Koska          Lynnette      8 Hester Court, Thornhill, ON L3T 3K5                Employee              885,000           3.93%

Ku             Jim           c/o Mark Twerdun, 1215 Riverbank Way,                                      206,666
                             Oakville, ON L6H 6X4

LaBuick        Dennis        1936 St. John's Road, Newmarket, ON                  Employee            1,347,500           5.98%

LaBuick        Ed            P.O. Box 7, 24345 Highway 48, Baldwin, Ontario       Employee            1,362,500           6.05%
                             L0E 1A0

LaBuick        Nadia         P.O. Box 7, 24345 Highway 48, Baldwin, Ontario       Employee            1,562,500           6.94%
               Faye          L0E 1A0

LaBuick        Patricia      1936 St. John's Road, Newmarket, ON                  Employee            1,547,500           6.87%

LaBuik         Tillie        11719-135-B-ST, Edmonton, Alberta T5M 1L8                                  500,000           2.22%

Lachine        Ken           107-190 Robert Speck Pkwy., Mississauga, ON                                  5,000
                             L4Z 3K3

Laroche        Danny         151 Larkin Avenue, Markham, ON L3P 4Y4               Employee               12,500

Loeprich       John          2070--10th Sideroad, Moffat, ON L0P 1J0                                     10,000

Long           Wayne         207 Mapleview Drive E., Barrie, ON L4N 9H3                                 420,999           1.87%

Mackenzie      Phil          9 Amon Dr., R.R. 2, Sebright, ON L0K 1W0                                    40,000

Macmillan      Isabel        80 InverlockyBlvd.  Apt. 604, Thornhill, ON L3T                              2,000
                             4P3

Martin         Marilyn       9643 Melville Dr., Windsor, ON N8R 1B4                                      30,000

Matheson       Jeff          1130 Oakery Woods Place, Oakville, ON L6M                                   40,000
                             2C1

Matheson       Nicole        1130 Oakery Woods Place, Oakville, ON L6M                                  100,000
                             2C1

McCoy          Jeff          7394 County Road #1, Beeton, Ontairo L0G 1A0                                10,000

Milne          Eric          1200 Sheppard Avenue East, Suite 102, North                                  5,000
                             York, Ontario M2K 2S5

Minnaar        Brenda        30 Brentwood Drive, Dundas, ON L9H 3N3                                      66,666

Mole           John          1817 Will Scarlet Drive, Mississauga, On L4K         Director              166,666
                             1L6

Murphy         Kelly         44 Brown Street, Tottenham, ON L0G 1W0               Employee               12,500

Patterson      Michael       2240 Halifax Dr., Suite 1009, Ottawa, ON K1G                                50,000
                             2W8

Phillips       Lisa          2362 Bankside Drive, Mississauga, ON L5M 6E3                                33,333

Pollard        Jeremy        8 Vine Crescent, Barrie, On L4N 2B3                                        250,000           1.11%

Postance       Michael                                                                                   40,000

Powell         Claire        13 Belmont Crescent, Midhurst, On L0L1X0                                   433,336           1.92%

R.E. Walker Packaging
Ltd.(11)                     25 Willow Landing Road, Midhurst, On L0L 1X1                               333,336           1.48%

Ramball        Mary-Lee      4302 Vivian Road, Cedar Valley, ON L0G 1E0           Employee                5,000

Restorick      Frank J.      1464 Jefferson Crescent,Oakville, ON L6H 3G6                                20,333

Riddell        Glenn         110 Garden Avenue, Ancaster, On L9G 2J7                                    150,000

Rose           Glenda        3521 Town Line, Orillia, Ontario L3V 6H2                                    10,000

Rosenstadt     William       c/o Spitzer &Feldman, P.C., 405 Park Ave., NY        Counsel                44,000
                             NY 10022

Rowe           Andy          41 Marcus Street, Barrie, Ontario L4N 3L7                                    7,000

--------
(11) Rick Walker maintains voting and investment power over the shares owned by R.E. Walker Packaging Ltd.

Rowe           Dale          42 O'Neil Drive RR#4, Belleville, Ontario K8N                                7,140
                             4Z4

Samuel         Lewis         RR 1 GB 96, Lansdowne, On K0E 1L0                                          290,000           1.29%

Sanders        Lesley        431 E. 20th St., NY NY 10010                         Counsel                40,000

Savaran Financial Inc.(12)   157 Adelaide West, Ste. 176, Toronto, ON M5H                             1,000,000           4.44%
(Irene Lightfoot)            4E7

Shamess        John          R.R. # 1, Bradford, ON L3Z 2A4                                              24,000

Schmitz        Peter         550 Westside road South, Kelowna, B.C. V1Z                                 100,000
                             3S2

Silver         Mike          8 Highland Woods Court, London, Ontario W6C                                 12,000
                             5W9

Simmons        Scott         304 Sumner Avenue, Oakville, On L6J 1S5                                    100,000

Slightham      Phyllis       48 Quail Valley Road, Thornhill, ON L3T 4R2                                100,000

Smyth          William       c/o Great War Memorial Hospital, 33 Drummond                               430,000           1.91%
                             Street, Perth, On L7H 2K1

Smyth          William       218 Deborah Way, Barrie, On L4N 4N7                                         50,000

Smyth          Steven        99 Crimson Ridge, Barrie, Ontario L4N 0G8                                   10,000

Staring        Jamie         20 Kelly Place, Barrie, On L4N 8N2                                         125,000
..
Stewart        Steve         245 Pine Street, Belleville, Ontario K8N 2N3                                 4,000

Stone          Perry         83-3rd Street Southeast, Medicine Hat, Alberta                               2,500
                             T1A 0G3

Spitzer, Jr.   M. James      c/o Spitzer &Feldman, P.C., 405 Park Ave., NY        Counsel                12,000
                             NY 10022

Straiton       Ken           c/o Mark Twerdun, TD Evergreen, 20 Milverton                               333,335           1.48%
                             Drive, Mississauga, ON L5R 3G2

Swiaty         Dan           15 Huxley Avenue Souty, Hamilton, Ontario L8K                                6,000
                             2P5

Swiaty         Terry         278 Cumberland Avenue, Hamilton, On L8M                                     34,000
                             2A1

Symons         William       R.R #5, Orangeville, On L9W 2Z2, Orillia, On                                20,000
                             L3V 6R2

Thorncliffe Industries
Corp.(13)                    100 Roehampton Avenue, Toronto, ON M4P 1R3                                 815,000           3.62%

--------
(12) Irene Lightfoot maintains voting and investment power over the shares owned by Savaran Financial Inc.

(13) Joe Elahos maintains voting and investment power over the shares owned by Thorncliffe Industries Corp.

Twerdun        Helen &       109-2240 Halifax Dr., Ottawa, Ontario                                       50,000
               Walter

Twerdun        Jill          1215 Riverbank Way, Oakville, ON L6H 6X4                                   250,000           1.11%

Vallesi        Julie         5345 Forest Ridge Dr., Mississauga, ON L5M                                  20,000
                             5B4

The Via Trust(14)            c/o Mark Twerdun, 1215 Riverbank Way,                                      250,000           1.11%
                             Oakville, ON L6H 6X4

Voyce          David &       663 Glen Crescent, Orillia, On L3V 6R2                                     358,334           1.59%
               Carol

Walkey         Bruce         R.R. # 3--6900 Concession road, Everett, Ontario L0M 1J0                     4,000
                                                                                                     ----------

                                      Total                                                          22,522,974
                                                                                                     ==========

---------
(14) Frank Demarinis maintains voting and investment power over the shares owned by The Via Trust.

      Assuming the sale of all shares offered by the selling shareholders, the selling shareholders will have no holdings.

      The selling shareholders acquired their shares of common stock pursuant to three private placements conducted by us. Following is a summary of each placement and a list of the participants.

Placement A

     On November 23, 2000 we raised $354,250 through the sale of 100 shares pursuant to a private placement as set forth in the chart below.

                                                          Amount of        Subscription        Date Shares were Acquired and
Subscriber                Address                          Shares             Price            exercise of
                                                          Acquired       or Strike Price       Warrants or Options)
                                                                           (Warrants or
                                                                            Options) $
A.R.T. International      Unit 5- 7100 Warden Avenue,       400               $354,250         Nov 23, 2000--200 shares
Inc.                      Markham ON L3R 8B8
                                                                              --------
                          TOTAL                                               $354,250
                                                                              --------

Placement B

     From August through October 2001 we issued 19,367,933 shares of common stock to the following investors of which certain investors exercised 4,366,666 warrants. In this private placement, we raised $1,562,259.50 as set forth in the chart below.

                                                           Amount of
                                                             Shares                               Date Shares were Acquired and
Subscriber                     Address                     Acquired              U.S. $           exercise of Warrants or Options)
403266 Ontario                 c/o David & Carol            946,666            $101,820.00         Aug 29, 2001 666,666 shares
Ltd                            Voyce, 663 Glen                                                         (exercise of Warrants);
(David and Carol Voyce)        Crescent, Orillia,
                               ON L3V 6R2                                                        Oct 1, 2001 50,000 shares; Dec. 1,
                                                                                                         2001 230,000 shares

Ambeau          Thomas         64 Royal Oak                 333,334             $50,000.00           Aug 29, 2001 125,000 shares
                               Drive, Barrie, On                                                       (exercise of Warrants);
                               L4N 7S5
                                                                                                     Dec 1, 2001 208,334 shares
                                                                                                       (exercise of Warrants)

Aravest Ltd.                   P.O. Box N-9645,              66,666             $10,000.00                  Aug 29, 2001
(Steve Kaussaya)               Nassau, Bahamas

A.R.T.                         Unit 5- 7100               1,999,600                  $1.00                   Aug 2, 2001
International Inc.             Warden Avenue,
(directors: Roger Kirby        Markham ON L3R
Simon Meredith,                8B8
Michel Van Herreweghe and
Stefan Gundmundsson)

Bradley         Stephen        46 Gibson Lake               200,000             $30,000.00            Aug 29, 2001 (exercise of
                               Drive, Palgrave,                                                               Warrants)
                               On L0N 1P0

Corvese         Steve          5254 Forest Hill              66,666             $10,000.00                  Aug 29, 2001
                               Drive,
                               Mississauga,
                               Ontario

Crosbie         Robert             RR 1, Stn Main,          300,000             $66,992.00            Aug 29, 2001 166,666 shares;
                                   Port Hope, On L1A                                                   Oct 1, 2001 50,000 shares;
                                   3V7                                                                 Dec 27, 2001 83,334 shares

Dale            Kerry              426 Eagle Street,         10,000                 $65.00                     Oct 1, 2001
                                   Newmarket, ON
                                   L3Y 1K6

Demarinis       Enzo               2000 Peak Place,          66,666             $10,000.00                    Aug 29, 2001
                                   Oakville, ON L3H
                                   5T2

Demarinis       Frank              584 Vaughan Mills,        66,666             $10,000.00                    Aug 29, 2001
                                   Woodbride, ON
                                   L1H 4H1

Desroches       Paul               1311 Ludbrook            200,000             $30,000.00              Aug 29, 2001 (exercise of
                                   Court,                                                                       Warrants)
                                   Mississauga,
                                   On L5J 3P2

Dodd Family                        c/o Norman Dodd,         133,333             $20,000.00                    Aug 29, 2001
Trust                              656 Sunset Beach
(Norman Dodd)                      Road, Richmond
                                   Hill, On L4E 3G2

Doering         Dennis             108 Marshall              33,333              $5,000.00                    Aug 29, 2001
                                   Street,
                                   Barrie, On L4N 4L5

Durham Int'l                       P.O. Box 1132            133,333             $19,999.95                      29-Aug-01
Investments                        Lauraston House,
(Wayne Grant)                      Lower Collymore,
                                   Bridgetown St.
                                   Michael, Barbados,
                                   WI

Garces          Candy              44 Crew Avenue,        1,000,000             $65,000.00                    Aug 29, 2001
                                   Toronto, Ontario
                                   M4C 2V3

Gayford         Tom                RR # 4,                  100,000              $6,500.00                    Aug 29, 2001
                                   Stouffville,
                                   4093 Bloomington
                                   Road

Gomes           Heather            445 Maple Grove           10,000                 $65.00                     Oct 1, 2001
                                   Ave., Bradford, ON
                                   L3Z 2V8

Hendershot      Walter             233 Inksetter             50,000              $7,500.00                    Aug 29, 2001
                                   Road,
                                   RR 1, Lynden, On
                                   L0R 1T0

James           Corinne            2027 Russett Road,        25,000                $162.50                     Dec 1, 2001
                Voyce              Mississauga, ON
                                   L4Y 1B8

James           Jacqueline         44 Barringham            200,000             $30,000.00                    Aug 29, 2001
                Cadman             Drive, Oakville,
                                   ON L6J 4B2

Kelln           Larry              2554 Maid Marion         100,000             $15,000.00                    Aug 29, 2001
                                   Place,  Mississauga,
                                   On L5K 2L9

Kennedy         Keith              412 Queen Street,        500,000             $20,800.00            Aug 29, 2001 300,000 shares;
                                   Apt. A, Newmarket,
                                   ON L3Y 2P2                                                          Oct 1, 2001 200,000 shares

Khonsari        Homa               1 Garrett Cres.,         266,666             $74,999.90          Aug 29, 2001 166,666 shares; Dec
                                   Barrie, Ontario                                                       27, 2001 100,000 shares
                                   L4M 4R7

Koska           Lynnette           8 Hester Court,          885,000             $29,152.50          Aug 29, 2001 585,000 shares; Oct
                                   Thornhill, ON L3T                                                     1, 2001 300,000 shares
                                   3K5
                                                                                                         (exercise of Warrants)

Ku              Jim                c/o Mark Twerdun,        166,666             $25,000.00                    Aug 29, 2001
                                   1215 Riverbank
                                   Way, Oakville, ON
                                   L6H 6X4

LaBuick         Dennis             1936 St. John's        1,347,500             $64,330.50          Aug 29, 2001 950,000 shares; Oct
                                   Road, Newmarket,                                                      1, 2001 250,000 shares
                                   ON
                                                                                                     (exercise of Warrants); Oct 1,
                                                                                                           2001 147,500 shares

LaBuick         Ed                 P.O. Box 7, 24345      1,362,500             $49,806.25          Aug 29, 2001 700,000 shares; Oct
                                   Highway 48,                                                           1, 2001 250,000 shares
                                   Baldwin, Ontario
                                   L0E 1A0                                                           (exercise of Warrants); Oct 1,
                                                                                                           2001 412,500 shares

LaBuick         Nadia              P.O. Box 7, 24345      1,562,500             $51,106.25          Aug 29, 2001 700,000 shares; Oct
                Faye               Highway 48,                                                           1, 2001 450,000 shares
                                   Baldwin, Ontario
                                   L0E 1A0                                                            (exercise of Warrants; Oct 1,
                                                                                                           2001 412,500 shares

LaBuick         Patricia           1936 St. John's        1,547,500             $65,633.75         Aug 29, 2001 950,000 shares; Oct
                                   Road, Newmarket,                                                     1, 2001 450,000 shares
                                   ON
                                                                                                    (exercise of Warrants); October
                                                                                                        1, 2001 147,500 shares

LaBuik          Tillie             11719-135-B-ST,          500,000                $32,500                   Aug 29, 2001
                                   Edmonton, Alberta
                                   T5M 1L8

Laroche         Danny              151 Larkin Avenue,        12,500                 $81.25                     1-Oct-01
                                   Markham, ON L3P
                                   4Y4

Long            Wayne              207 Mapleview            420,999              $2,975.45        Oct 1, 2001 200,000 shares; Dec 1,
                                   Drive E., Barrie,                                                      2001 220,999 shares
                                   ON L4N 9H3

Matheson        Nicole             1130 Oakery Woods        100,000             $15,000.00                   Aug 29, 2001
                                   Place, Oakville,
                                   ON L6M 2C1

Minnaar          Brenda            30 Brentwood              66,666             $10,000.00             Aug 29, 2001 (exercise of
                                   Drive, Dundas, ON                                                           Warrants)
                                   L9H 3N3

Mole            John               1817 Will Scarlet        166,666             $25,000.00             Aug 29, 2001 (exercise of
                                   Drive,                                                                      Warrants)
                                   Mississauga,
                                   On L4K 1L6

Murphy          Kelly              44 Brown Street,          12,500                 $81.25                    Oct 1, 2001
                                   Tottenham, ON
                                   L0G 1W0

Phillips        Lisa               2362 Bankside             33,333              $4,999.95                   Aug 29, 2001
                                   Drive,
                                   Mississauga,
                                   ON L5M 6E3

Pollard         Jeremy             8 Vine Crescent,         250,000             $37,500.00             Aug 29, 2001 (exercise of
                                   Barrie, On L4N 2B3                                                          Warrants)

Powell          Claire             13 Belmont               433,336            $100,000.40           Aug 29, 2001 333,336 shares;
                                   Crescent, Midhurst,                                                Dec 27, 2001 100,000 shares
                                   On L0L1X0

R.E. Walker                        25 Willow Landing        333,336             $50,000.40                   Aug 29, 2001
Packaging Ltd.                     Road, Midhurst, On
(Rick Walker)                      L0L 1X1

Ramball         Mary-Lee           4302 Vivian Road,          5,000                 $32.50                    Oct 1, 2001
                                   Cedar Valley, ON
                                   L0G 1E0

Restorick       Frank J.           1464 Jefferson            13,333              $1,999.95                     29-Aug-01
                                   Crescent, Oakville,
                                   ON L6H 3G6

Riddell         Glenn              110 Garden Avenue,       100,000             $15,000.00                     29-Aug-01
                                   Ancaster, On L9G
                                   2J7

Samuel          Lewis              RR 1 GB 96,              290,000             $57,500.00            Aug 29, 2001 250,000 shares
                                   Lansdowne, On                                                        (exercise of Warrants);
                                   K0E 1L0
                                                                                                      Dec 27, 2001 40,000 shares

Savaran                            157 Adelaide West,     1,000,000             $65,000.00                   Aug 29, 2001
Financial Inc.                     Ste. 176, Toronto,
(Irene Lightfoot)                  ON M5H 4E7

Simmons         Scott              304 Sumner               100,000             $15,000.00             Aug 29, 2001 (exercise of
                                   Avenue, Oakville,                                                           Warrants)
                                   On L6J 1S5

Slightham       Phyllis            48 Quail Valley          100,000                $650.00                    Oct 1, 2001
                                   Road, Thornhill,
                                   ON L3T 4R2

Smyth           William            c/o Great War            330,000             $95,000.00           Aug 29, 2001 200,000 shares;
                                   Memorial Hospital,                                                 Dec 24, 2001 130,000 shares
                                   33 Drummond
                                   Street, Perth, On
                                   L7H 2K1

Smyth           William            218 Deborah Way,          50,000              $7,500.00                   Aug 29, 2001
                                   Barrie, On L4N 4N7

Staring         Jamie              20 Kelly Place,          125,000             $18,750.00            Aug 29, 2001 100,000 shares
                                   Barrie, On L4N 8N2                                                   (exercise of Warrants);

                                                                                                       Dec 1, 2001 25,000 shares

Straiton        Ken                c/o Mark Twerdun,        333,335             $50,000.25                   Aug 29, 2001
                                   TD Evergreen, 20
                                   Milverton Drive,
                                   Mississauga, ON
                                   L5R 3G2

Swiaty          Terry              278 Cumberland            34,000              $3,091.00           Aug 29, 2001 20,000 shares; Dec
                                   Avenue, Hamilton,                                                      1, 2001 14,000 shares
                                   On L8M 2A1

Symons          William            R.R #5,                   20,000              $3,000.00                    Aug 29, 2001
                                   Orangeville,
                                   On L9W 2Z2,
                                   Orillia, On L3V
                                   6R2

Thorncliffe                        100 Roehampton           500,000             $32,500.00                    Aug 29, 2001
Industries Corp.                   Avenue, Toronto,
(Joe Elahos)                       ON M4P 1R3

Voyce           David &            663 Glen Crescent,       358,334             $50,162.50             Aug 29, 2001 333,334 shares
                Carol              Orillia, On L3V                                                       (exercise of Warrants);
                                   6R2
                                                                                                        Dec 1, 2001 25,000 shares

                                   TOTAL                                     $1,562,259.50
                                                                             =============

Placement C

     From December 2001 through February 2002 we issued 3,154,641 shares of common stock to several investors pursuant to a private placement. Pursuant to such private placement, we raised $1,070,929.15 as set forth in the chart below.

                                                                 Amount of      U.S. $               Date Shares were Acquired and
Subscriber                           Address                      Shares                            exercise of Warrants or Options)
                                                                 Acquired
1413251 Ontario                      6 Buggey Lane,            50,000          $25,000.00                     Feb 15, 2002
Inc. (Mark                           Ajax, Ontario L1S
Purdy)                               4S7

1435031 Ontario                      248 Forest Hill          250,000          $62,500.00                     Feb 15, 2002
Ltd.  (Barry                         Road, Toronto, ON
Landen)                              M5P 2N5

1469403 Ontario                      83 Maclaren               60,000          $30,000.00                     Feb 15, 2002
Ltd. (Peter                          Avenue, Barrie,
Landers)                             Ontario L4N 7H3

1504426 Ontario                      181 University           200,000         $100,000.00                     Feb 15, 2002
Limited (Wayne                       Ave., Suite 1410,
Long)                                Toronto, ON M5H
                                     3M7

760761 Ontario                       8 Vine Cres.,             20,000          $10,000.00                     Feb 15, 2002
Ltd. (Jeremy                         Barrie, Ontario
Pollard)                             L4N 2B3

Beckley         Mike                 12 Chalmers Dr.,              10,000        $5,000.00                    Feb 15, 2002
                                     Barrie, ON L4N
                                     8A3

Belben          Ted                  303 Reading Place,             8,000        $4,000.00                    Feb 15, 2002
                                     Newmarket,
                                     Ontario L3Y 6H6

Clark           Linda                146 McCraney St.               1,000          $500.00                    Feb 15, 2002
                                     West, Oakville, ON
                                     L6H 1H6

Deluca          Judy                 1227 Riverbank                20,000       $10,000.00                    Feb 15, 2002
                                     Way, Oakville,
                                     Ontario L6H 6X4

Demarinis       Joe                  1615 Amberlea                 20,000       $10,000.00                    Feb 15, 2002
                                     Road, Pickering,
                                     ON L1V 5P3

Dodd            Norman               656 Sunset Beach              50,000       $25,000.00                    Feb 15, 2002
                                     Road, Richmond
                                     Hill, On L4E 3G2

Doering         Jennifer             43 Fawn Crescent,            250,000        $6,025.45                     Feb 4, 2002
                                     Barrie, Ontario
                                     L4N 7Z6

Donaldson       Peter                Share High School,            10,000        $5,000.00                    Feb 15, 2002
                                     Royal Oak, MI

Donaldson       Walt                 1929 Ontario St.,             20,000       $10,000.00                    Feb 15, 2002
                                     Windsor, ON N8Y
                                     1N1

Durham Int'l                         P.O. Box 1132                315,001       $80,500.15          February 5, 2002 220,001 shares;
Investments                          Lauraston House,                                                February 15, 2002 95,000 shares
(Wayne Grant)                        Lower Collymore,
                                     Bridgetown St.
                                     Michael, Barbados,
                                     WI

Gilbert         Eli                  1227 Riverbank                60,000       $30,000.00                    Feb 15, 2002
                                     Way, Oakville,
                                     Ontario L6H 6X4

Gordon          Colin                2373 Blackstone                7,000        $3,500.00                    Feb 15, 2002
                                     Cres., Ottawa,
                                     Ontrario K1B 4H3

Hochrein        J.J.                 5 Wells Street,                4,000        $2,000.00                    Feb 15, 2002
                                     Toronto, Ontario
                                     M5R 1N8

Johnston        Lyle                 RR#4 Coldwater,                3,000        $1,500.00                    Feb 15, 2002
                                     Ontario L0K 1E0

Kisely          Willy                539 Knowles Road,            100,000       $50,000.00                    Feb 15, 2002
                                     Kelowna, BC V1W
                                     1H4

Korhonen        Ed                   2206 Pine Needle             100,000       $50,000.00                    Feb 15, 2002
                                     Row, Mississauga,
                                     Ontario L5C 1V3

Ku              Jim                  c/o Mark Twerdun,             40,000       $20,000.00                  February 15, 2002
                                     1215 Riverbank
                                     Way, Oakville, ON
                                     L6H 6X4

Lachine         Ken                  107-190 Robert                 5,000        $2,500.00                    Feb 15, 2002
                                     Speck Pkwy.,
                                     Mississauga, ON
                                     L4Z 3K3

Loeprich        John                 2070--10th                    10,000        $5,000.00                    Feb 15, 2002
                                     Sideroad, Moffat,
                                     ON L0P 1J0

Mackenzie       Phil                 9 Amon Dr., R.R.              40,000       $20,000.00                    Feb 15, 2002
                                     2, Sebright, ON
                                     L0K 1W0

Macmillan       Isabel               80 InverlockyBlvd.             2,000        $1,000.00                    Feb 15, 2002
                                     Apt. 604,
                                     Thornhill,
                                     ON L3T 4P3

Martin          Marilyn              9643 Melville Dr.,            30,000       $15,000.00                    Feb 15, 2002
                                     Windsor, ON N8R
                                     1B4

Matheson        Jeff                 1130 Oakery                   40,000       $20,000.00                    Feb 15, 2002
                                     Woods Place,
                                     Oakville, ON L6M
                                     2C1

McCoy           Jeff                 7394 County Road              10,000        $5,000.00                    Feb 15, 2002
                                     #1, Beeton,
                                     Ontairo
                                     L0G 1A0

Milne           Eric                 1200 Sheppard                  5,000        $2,500.00                    Feb 15, 2002
                                     Avenue East, Suite
                                     102, North York,
                                     Ontario M2K 2S5

Patterson       Michael              2240 Halifax Dr.,             50,000       $25,000.00                    Feb 15, 2002
                                     Suite 1009,
                                     Ottawa,
                                     ON K1G 2W8

Postance        Michael                                            40,000       $20,000.00                    Feb 15, 2002

Restorick       Frank J.             1464 Jefferson                 7,000        $3,500.00                      15-Feb-02
                                     Crescent,Oakville,
                                     ON L6H 3G6

Riddell         Glenn                110 Garden                    50,000       $25,000.00                      15-Feb-02
                                     Avenue, Ancaster,
                                     On L9G 2J7

Rose            Glenda               3521 Town Line,               10,000        $5,000.00                    Feb 15, 2002
                                     Orillia, Ontario
                                     L3V 6H2

Rosenstadt      William              c/o Spitzer                   44,000       $11,000.00                    Feb 15, 2002
                                     &Feldman, P.C.,
                                     405 Park Ave., NY
                                     NY 10022

Rowe            Andy                 41 Marcus Street,              7,000        $3,500.00                    Feb 15, 2002
                                     Barrie, Ontario
                                     L4N 3L7

Rowe            Dale                 42 O'Neil Drive                7,140        $3,570.00                    Feb 15, 2002
                                     RR#4, Belleville,
                                     Ontario K8N 4Z4

Sanders         Lesley               431 E. 20th St.,              40,000       $10,000.00                    Feb 15, 2002
                                     NY
                                     NY 10010

Shamess         John                 R.R. # 1,                     24,000       $12,000.00                    Feb 15, 2002
                                     Bradford,
                                     ON L3Z 2A4

Schmitz         Peter                550 Westside road            100,000       $50,000.00                    Feb 15, 2002
                                     South, Kelowna,
                                     B.C. V1Z 3S2

Silver          Mike                 8 Highland Woods              12,000        $6,000.00                    Feb 15, 2002
                                     Court, London,
                                     Ontario W6C 5W9

Smyth           Steven               99 Crimson Ridge,             10,000        $5,000.00                    Feb 15, 2002
                                     Barrie, Ontario
                                     L4N 0G8

Smyth           William              c/o Great War                100,000       $50,000.00                      15-Feb-02
                                     Memorial Hospital,
                                     33 Drummond
                                     Street, Perth, On
                                     L7H 2K1

Stewart         Steve                245 Pine Street,               4,000        $2,000.00                    Feb 15, 2002
                                     Belleville,
                                     Ontario
                                     K8N 2N3

Stone           Perry                83-3rd Street                  2,500        $1,250.00                    Feb 15, 2002
                                     Southeast,
                                     Medicine Hat,
                                     Alberta T1A 0G3

Spitzer, Jr.    M. James             c/o Spitzer                   12,000        $3,000.00                    Feb 15, 2002
                                     &Feldman, P.C.,
                                     405 Park Ave., NY
                                     NY 10022

Swiaty          Dan                  15 Huxley Avenue               6,000        $3,000.00                    Feb 15, 2002
                                     Souty, Hamilton,
                                     Ontario L8K 2P5

Thorncliffe                          100 Roehampton               315,000       $62,500.00                    Jan 20, 2002
Industries Corp.                     Avenue, Toronto,
 (Joe Elahos)                        ON M4P 1R3

Twerdun         Helen &              109-2240 Halifax              50,000        $7,500.00                     Feb 5, 2002
                Walter Dr.,          Ottawa,
                                     Ontario

Twerdun         Jill                 1215 Riverbank               250,000       $13,583.34                     Feb 5, 2002
                                     Way, Oakville, ON
                                     L6H 6X4

Vallesi         Julie                5345 Forest Ridge             20,000       $10,000.00                    Feb 15, 2002
                                     Dr., Mississauga,
                                     ON L5M 5B4

Via Trust       The                  c/o Mark Twerdun,            250,000      $125,000.00                    Feb 15, 2002
(Frank Demarinis)                    1215 Riverbank
                                     Way, Oakville, ON
                                     L6H 6X4

Walkey          Bruce                R.R. # 3-- 6900                4,000        $2,000.00                    Feb 15, 2002
                                     Concession road,
                                     Everett, Ontario
                                     L0M 1J0

                                     TOTAL                                   $1,070,929.15
                                                                             =============

                            DESCRIPTION OF SECURITIES

General

     The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and By-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Ontario law.

     We are authorized to issue an unlimited number of shares of common stock, no par value per share, of which 22,522,974 shares were issued and outstanding as of July 30, 2002.

Common Stock

     Holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock. The holders of common stock do not have any pre-emptive or other subscription rights.

     Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

     All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.

Dividend

     We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

Class D Warrants

     On December 1, 2001, we issued 600,000 Class D Warrants to Jennifer Doering as compensation for services rendered by Ms. Doering in her capacity as a business consultant to us. The shares of common stock underlying the Class D Warrants are currently being registered in connection with this registration statement.

     The following is a summary of the provisions of such warrants.

     Each Class D Warrant entitles the holder to one share of common stock (subject to certain adjustments) through December 1, 2002, at a price of $0.25 per share. A Class D Warrantholder may exercise the warrant by surrendering the warrant certificate to us, together with a properly completed and signed subscription, the payment of the exercise price and any transfer tax. A Class D Warrantholder who exercises the warrant for less than all of the warrants evidenced by the warrant certificate will receive a new warrant certificate for the remaining number of warrants. Any shares issued pursuant to the Class D Warrants will be restricted until such time that they are either registered pursuant to an effective registration statement filed with the Securities and Exchange Commission or are transferred in a transaction which is exempt from the registration requirements of the Securities Act.

     We have authorized and reserved for issuance a number of underlying shares of common stock sufficient to provide for the exercise of the Class D Warrants. When issued, each share of common stock will be fully paid and nonassessable.

     A Class D Warrantholder does not have voting or other rights as a shareholder of ours unless and until a Class D Warrant is properly exercised and exchanged for shares. Further, the Class D Warrants have no redemption rights.

     The exercise price and the number of shares of common stock issuable upon the exercise of each Class D Warrant are subject to adjustment in the event of a stock dividend, recapitalization, merger, consolidation or certain other events.

Class E Warrants

     On October 1, 2001, we issued 3,000,000 Class E Warrants to several investors pursuant to a private placement being conducted by us. The shares of common stock underlying the Class E Warrants are currently being registered in connection with this registration statement.

     The following is a summary of the provisions of such warrants.

     Each Class E Warrant entitles the holder to one share of common stock (subject to certain adjustments) through August 29, 2003, at a price of $1.00 per share. Class E Warrantholders may exercise the warrants by surrendering a warrant certificate to us, together with a properly completed and signed subscription, the payment of the exercise price and any transfer tax. Class E Warrantholders who exercise the warrants for less than all of the warrants evidenced by a warrant certificate will receive a new warrant certificate for the remaining number of warrants. Any shares issued pursuant to the Class E Warrants will be restricted until such time that they are either registered pursuant to an effective registration statement filed with the Securities and Exchange Commission or are transferred in a transaction which is exempt from the registration requirements of the Securities Act.

     We have authorized and reserved for issuance a number of underlying shares of common stock sufficient to provide for the exercise of the Class E Warrants. When issued, each share of common stock will be fully paid and nonassessable.

     Class E Warrantholders do not have voting or other rights as shareholders of ours unless and until Class E Warrants are properly exercised and exchanged for shares. Further, Class E Warrants have no redemption rights.

     The exercise price and the number of shares of common stock issuable upon the exercise of the Class E Warrants are subject to adjustment in the event of a stock dividend, recapitalization, merger, consolidation or certain other events.

Class F Warrants

     On February 1, 2002, we issued 500,000 Class F Warrants to Mary Boswell pursuant to an agreement under which Ms. Boswell provided services to us without compensation. The shares of common stock underlying the Class F warrants are currently being registered in connection with this Registration Statement.

     The following is a summary of the provisions of such warrants.

     Each Class F Warrant entitles the holder to one share of common stock (subject to certain adjustments) through December 31, 2002, at a price of $0.50 per share. The Class F Warrantholder may exercise the warrants by surrendering a warrant certificate to us, together with a properly completed and signed subscription, the payment of the exercise price and any transfer tax. If the Class F Warrantholder exercises the warrants for less than all of the warrants evidenced by a warrant certificate, then the Class F Warrantholder will receive a new warrant certificate for the remaining number of warrants. Any shares issued pursuant to the Class F Warrants will be restricted until such time that they are either registered pursuant to an effective registration statement filed with the Securities and Exchange Commission or are transferred in a transaction which is exempt from the registration requirements of the Securities Act.

     We have authorized and reserved for issuance a number of underlying shares of common stock sufficient to provide for the exercise of the Class F Warrants. When issued, each share of common stock will be fully paid and nonassessable.

     The Class F Warrantholder does not have voting or other rights as a shareholder of ours unless and until Class F Warrants are properly exercised and exchanged for shares. Further, Class F Warrants have no redemption rights.

     The exercise price and the number of shares of common stock issuable upon the exercise of the Class F Warrants are subject to adjustment in the event of a stock dividend, recapitalization, merger, consolidation or certain other events.

Transfer Agent and Registrar

     Our transfer agent in Canada is Equity Transfer Services Inc., 120 Adelaide Street West - Suite 420, Toronto, Ontario M5H 4C3 (416/361-0152).

Shares Eligible for Future Resale

     Upon completion of the offering, based upon the number of common shares outstanding as of July 30, 2002, a total of 22,522,974 common shares will be outstanding. All of the common shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by an affiliate of ours or a control person, as those terms are defined in Rule 144 promulgated under the Securities Act of 1933, as amended, or applicable Canadian securities laws.

Resale Restrictions

     All of our shares of common stock issued prior to this offering are "restricted securities" as this term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the U.S. in the absence of registration other than in accordance with Rule 144 under the Securities Act of 1933, as amended, or another exemption from registration. In general, under Rule 144 as currently in effect, any of our affiliates or any person (or persons whose shares are aggregated in accordance with Rule 144) who has beneficially owned our common shares which are treated as restricted securities for at least one (1) year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our outstanding common shares (approximately 225,230 shares based upon the number of common shares expected to be outstanding after the offering) or the reported average weekly trading volume in our common shares during the four weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to manner of sale restrictions and notice requirements and to the availability of current public information concerning our company. In addition, affiliates of our company must comply with the restrictions and requirements of Rule 144 (other than the one (1) year holding period requirements) in order to sell common shares that are not restricted securities (such as common shares acquired by affiliates in market transactions). Furthermore, if a period of at least two (2) years has elapsed from the date restricted securities were acquired from us or from one of our affiliates, a holder of these restricted securities who is not an affiliate at the time of the sale and who has not been an affiliate for at least three (3) months prior to such sale would be entitled to sell the shares immediately without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

     Upon closing of this offering, we intend to file a registration statement for the resale of the common shares that are authorized for issuance under our existing and new stock option plans. We expect this registration statement to become effective immediately upon filing. Shares issued pursuant to our stock option plans to U.S. residents after the effective date of that registration statement (other than shares issued to our affiliates and the employees described below) generally will be freely tradable without restriction or further registration under the Securities Act of 1933.

                             INCOME TAX CONSEQUENCES

     In this section we summarize certain of the U.S. and Canadian federal income tax considerations that may be relevant to purchasers of common shares in this offering who:

o are U.S. persons within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), including a purchaser who, or that, is a citizen or resident of the U.S., a corporation or partnership created or organized under the laws of the U.S. or any political subdivision thereof or therein, an estate, the income of which is subject to U.S. federal income tax regardless of the source, or a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust;

o for purposes of the Income Tax Act (Canada) (the "Income Tax Act") and the Canada-U.S. Income Tax Convention (1980) (the "Convention"), are resident in the U.S. and are not nor are deemed to be resident in Canada; hold our common shares as capital assets for purposes of the Internal Revenue Code and capital property for purposes of the Income Tax Act; and

o deal at arm's length with us for purposes of the Income Tax Act and the Internal Revenue Code.

     For purposes of this discussion, we will refer to beneficial owners of common shares who satisfy the above conditions as "Unconnected U.S. Shareholders." Such persons do not include, and this summary does not apply to, persons who are "financial institutions" as defined in Section 142.2 of the Income Tax Act and non-resident insurers that carry on business in Canada and elsewhere.

     We will assume, for purposes of this discussion, that you are an Unconnected U.S. Shareholder. The tax consequences to a purchaser of common shares who is not an Unconnected U.S. Shareholder may differ substantially from the tax consequences discussed in this section. This discussion does not purport to deal with all aspects of U.S. or Canadian federal income taxation that may be relevant to particular Unconnected U.S. Shareholders or to certain classes of Unconnected U.S. Shareholders who are subject to special treatment under the U.S. or Canadian federal income tax laws, including, but not limited to, Unconnected U.S. Shareholders who own, actually or constructively, 10% or more of the total combined voting power of all classes of our shares, financial institutions, dealers in securities, banks, insurance companies, tax-exempt organizations, broker-dealers, individual retirement and other tax-deferred accounts, U.S. persons whose functional currency (as defined in Section 985 of the Internal Revenue Code) is not the U.S. dollar, and Unconnected U.S. Shareholders holding common shares as part of a "straddle", "hedge" or "conversion transaction".

     This discussion is based upon:

      o     the Income Tax Act and regulations under the Income Tax Act;

      o the Internal Revenue Code and existing and proposed regulations under the Internal Revenue Code;

      o     the Convention;

      o the current administrative policies and practices published by Revenue Canada;

      o all specific proposals to amend the Income Tax Act and the regulations under the Income Tax Act that have been publicly announced by the Minister of Finance (Canada) prior to the date of this prospectus;

      o the administrative rulings, practice and policies of the U.S. Internal Revenue Service (the "IRS"); and

      o     applicable U.S. and Canadian judicial decisions,

all as of the date hereof and all of which are subject to change (possibly on a retroactive basis) and differing interpretation. We do not discuss the potential effects of any proposed legislation in the U.S. and do not take into account the tax laws of the various provinces or territories of Canada or the tax laws of the various state and local jurisdictions of the U.S. or foreign jurisdictions.

THIS DISCUSSION IS MERELY A GENERAL DESCRIPTION OF THE U.S. AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS MATERIAL TO A PURCHASE OF COMMON SHARES AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PERSON PURCHASING COMMON SHARES. THIS DISCUSSION DOES NOT DEAL WITH ALL POSSIBLE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN OUR COMMON SHARES. WE HAVE NOT TAKEN INTO ACCOUNT YOUR PARTICULAR CIRCUMSTANCES AND DO NOT ADDRESS ALL CONSEQUENCES TO YOU UNDER PROVISIONS OF U.S. OR CANADIAN INCOME TAX LAW. THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, OWNING AND DISPOSING OF COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES IN APPLICABLE LAWS.

U.S. Federal Income Tax Considerations

     You generally will be required to include the U.S. dollar value of any dividend distribution which you receive on the common shares in ordinary income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The U.S. dollar value of any distribution received in Canadian dollars will be determined based on the spot exchange rate for the date of receipt. The amount of the distribution required to be included in gross income will be determined without reduction for Canadian withholding tax. Therefore, in the event that the distribution is subject to Canadian withholding tax, you generally will be required to report gross income in an amount greater than the cash received. To the extent any dividend distribution paid by us exceeds our current and accumulated earnings and profits, your pro rata share of the excess amount will be treated first as a return of capital up to your adjusted tax basis in our common shares (with a corresponding reduction in basis), and then as a gain from the sale or exchange of the common shares. Unconnected U.S. Shareholders should consult their tax advisors regarding the tax treatment of foreign currency gain or loss, if any, on Canadian dollars received. Dividends paid by us on our common shares generally will not be eligible for the "dividends received" deduction.

     Subject to certain conditions and limitations, you may be entitled to claim a credit for U.S. federal income tax purposes in an amount equal to the U.S. dollar value of any Canadian taxes withheld on any distributions that we make. Alternatively, you may in some circumstances claim a deduction for the amount of Canadian tax withheld in a taxable year, but only if you do not elect to claim a foreign tax credit in respect of any foreign taxes paid by you in that year. In general, the amount of allowable foreign tax credits in any year cannot exceed your regular U.S. federal income tax liability for the year attributable to certain foreign source income. Because distributions in excess of our current and accumulated earnings and profits generally will not give rise to foreign source income, you may be unable to claim a foreign tax credit in respect of Canadian withholding tax imposed on the excess amount unless, subject to applicable limitations, you have other foreign source income. However, limitations on the use of foreign tax credits generally will not apply to an electing individual Unconnected U.S. Shareholder whose creditable foreign taxes during a tax year do not exceed $300 ($600 for joint filers) if such individual's gross income for the tax year from non-U.S. sources consists solely of certain items of "passive income" reported on a "payee statement" furnished to the Unconnected U.S. Shareholder. In addition, an Unconnected U.S. Shareholder will be denied a foreign tax credit with respect to taxes withheld from dividends received on the common shares to the extent such Unconnected U.S. Shareholder has not held the common shares for a minimum period or to the extent such Unconnected U.S. Shareholder is under an obligation to make certain related payments with respect to substantially similar or related property. The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit depends on numerous factors. You should consult your own tax advisor concerning the application of the U.S. foreign tax credit rules to your particular situation.

     You generally will recognize gain or loss on the sale, exchange or other disposition of your common shares in an amount equal to the difference, if any, between the amount realized on the sale, exchange or disposition and your adjusted tax basis in the common shares. Any gain or loss you recognize upon the sale, exchange or disposition of common shares held as capital assets generally will be long-term or short-term capital gain or loss, depending on whether the shares have been held by you for more than one (1) year. Gain or loss resulting from a sale, exchange or disposition of the common shares generally will be U.S. source for U.S. foreign tax credit purposes unless it is attributable to an office or other fixed place of business outside the U.S. and other conditions are met.

     Dividend payments with respect to the common shares and proceeds from the sale, exchange or disposition of common shares may be subject to information reporting to the IRS and possible U.S. backup withholding tax at a rate of 31%. Backup withholding will not apply, however, to an Unconnected U.S. Shareholder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. Generally, an Unconnected U.S. Shareholder will provide such certification on IRS Form W-9. Amounts withheld under the backup withholding rules may be credited against a holder's tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate form for refund with the IRS.

Canadian Federal Income Tax Considerations

     In this section, we summarize the material anticipated Canadian federal income tax considerations relevant to your purchase of common shares. This section will only apply if you do not use or hold and are not deemed to use or hold the common shares in, or in the course of, carrying on a business in Canada for the purposes of the Income Tax Act.

     Under the Income Tax Act, as an Unconnected U.S. Shareholder, you will generally be exempt from Canadian tax on a capital gain realized on an actual or deemed disposition of the common shares unless you, persons with whom you did not deal at arm's length for the purposes of the Income Tax Act, or you and such persons owned or had interests in or rights to acquire 25% or more of our issued common shares of any class of the capital stock of our company at any time during the five (5) year period immediately preceding the disposition or deemed disposition. Where a capital gain realized on a disposition or deemed disposition of our common shares is subject to tax under the Income Tax Act, the Convention will exempt the capital gain from Canadian tax if, on the disposition of our shares, the value of our common shares is not derived principally from real property situated in Canada. This relief under the Convention may not be available if you had a permanent establishment or fixed base available in Canada during the twelve (12) months immediately preceding the disposition of the shares.

     Dividends paid, credited or deemed to have been paid or credited on the shares to Unconnected U.S. Shareholders will generally be subject to a Canadian withholding tax at a rate of 25% under the Income

Tax Act. Under the Convention, the rate of withholding tax generally applicable to Unconnected U.S. Shareholders who beneficially own the dividends is reduced to 15%. In the case of Unconnected U.S. Shareholders that are companies that beneficially own at least 10% of our voting shares, the rate of withholding tax on dividends is reduced to 5%.

     The Canadian federal government does not currently impose any estate taxes or succession duties, however, if you die, there is generally a deemed disposition of the common shares held at that time for proceeds of disposition equal to the fair market value of the shares immediately before your death. Capital gains realized on the deemed disposition, if any, will generally have the income tax consequences described above.

    DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

     Our Articles of Incorporation provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of The Buck A Day Company Inc., absent a finding of negligence or misconduct in the performance of their duties.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling The Buck A Day Company Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is unenforceable.

                                  LEGAL MATTERS

      The validity of the common stock offered hereby will be passed upon for The Buck A Day Company Inc. by Bussin & Bussin, Toronto, Ontario. Spitzer & Feldman P.C., New York, is acting as our U.S. legal counsel with respect to the offering.

                                     EXPERTS

     Certain of the financial statements of The Buck A Day Company Inc. included in this prospectus and elsewhere in this registration statement, to the extent and for the periods indicated in their reports, have been audited by Stephen Diamond, Chartered Accountant, our independent certified public accountants, whose reports thereon appear elsewhere herein and in the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

     You should only rely upon the information included in or incorporated by reference into this prospectus, the exhibits to the prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date later than the date on the front of the prospectus or prospectus supplement.

     We have not authorized any person to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

      You may review a copy of the registration statement, including exhibits and schedules filed with it, at the Commission's public reference facilities in Room 104, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE
                                                                        ----
Independent Auditor's  Report                                            F-2

Financial Statements:

Balance Sheets as of July 31, 2001 and 2000 and April 30, 2002
        (unaudited)                                                      F-3

Statements of Operations                                                 F-4

Statement of Changes in Shareholders' Equity for the Year ended
        July 31, 2001 and from inception, January 1, 2000 to
        July 31, 2000 and the nine months ended April 30, 2002
        and 2001 (unaudited)                                             F-5

Statement of Cash Flows for the Year ended July 31, 2001
        and from inception, January 1, 2000 to July 31, 2000 and the
        nine months ended April 30, 2002 and 2001 (unaudited)            F-6

Notes to Financial Statements                                            F-7

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders of
    The Buck A Day Company Inc.
    Newmarket, Ontario, Canada

I have audited the balance sheets of THE BUCK A DAY COMPANY INC. as at July 31, 2001 and 2000 and the statements of operations, changes in shareholders' equity and cash flows for the year ended July 31, 2001 and from inception, January 1, 2000 through July 31, 2000. These statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the company as at July 31, 2001 and 2000 and the results of its operations and changes in its cash flows for the year ended July 31, 2001 and from inception, January 1, 2000 through July 31, 2000 in accordance with accounting principles generally accepted in the United States of America.


North York, Ontario                                     "Stephen Diamond"
September 15, 2001                                    Chartered Accountant

                           THE BUCK-A-DAY COMPANY INC.
                                 BALANCE SHEETS
                           (IN UNITED STATES DOLLARS)

                                                      July 31,        July 31,       April 30,
As at                                                   2001            2000            2002
------------------------------------------------------------------------------------------------
                                                                                     (Unaudited)
ASSETS
CURRENT ASSETS
       Cash                                         $    316,427    $     25,164    $    226,568
       Accounts receivable                               126,621          39,628         105,490
       Prepaid expenses                                   49,377          84,317         134,468
       Inventory                                         122,037          12,117         368,180
       Loans to shareholders (Note 13)                        --              --         270,923
------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                     614,462         161,226       1,105,629
FIXED ASSETS
(Net of accumulated depreciation)(Note 2)                191,647          90,255         325,240
GOODWILL - net (Note 3)                                  559,085              --              --
------------------------------------------------------------------------------------------------
                                                    $  1,365,194    $    251,481    $  1,430,869
================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
       Accounts payable and accrued liabilities
           (Notes 5 and 8)                          $  1,184,277    $    286,093    $  1,935,060
       Deferred marketing revenue (Note 6)               228,865              --              --
       Reserve for returns                                    --              --         191,266
------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                              1,413,142         286,093       2,126,326
------------------------------------------------------------------------------------------------
LONG TERM LIABILITIES
       Advances from shareholders (Note 4)               834,976          33,825              --
       Provincial sales tax payable (Note 5)              79,319              --          24,129
------------------------------------------------------------------------------------------------
                                                         914,295          33,825          24,129
------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                      2,327,437         319,918       2,150,455
------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (Notes 9 and 12)
SHAREHOLDERS' DEFICIENCY:
Capital stock  - no par value, unlimited
   number of common shares authorized;
   July 31, 2001 - 400 , July 31, 2000 - 360
   and April 30, 2002 - 22,522,974 shares
    issued and outstanding  (Note 7)                     354,250         305,500       2,823,043
Additional Contributed Capital (Notes 3 and 7)           585,241              --       1,339,241
Accumulated other comprehensive income (Note 8)           29,512          16,075          42,134
Deficit                                               (1,931,246)       (390,012)     (4,924,004)
------------------------------------------------------------------------------------------------
                                                        (962,243)        (68,437)       (719,586)
------------------------------------------------------------------------------------------------
                                                    $  1,365,194    $    251,481    $  1,430,869
================================================================================================

                           THE BUCK-A-DAY COMPANY INC.
                            STATEMENTS OF OPERATIONS
                           (IN UNITED STATES DOLLARS)

                                                                                 9 MONTHS        9 MONTHS
                                                                INCEPTION,         ENDED           ENDED
                                                                 JANUARY 1,      APRIL 30,        APRIL 30,
FOR                                            THE YEAR ENDED     2000 TO           2002            2001
                                               JULY 31, 2001   JULY 31, 2000     (UNAUDITED)     (UNAUDITED)
------------------------------------------------------------------------------------------------------------
REVENUE
      Sales                                     $  5,381,008    $    733,973      12,356,968       4,164,467
      Cost of sales                               (3,955,228)       (537,406)     (8,615,836)     (3,042,246)
------------------------------------------------------------------------------------------------------------
      Gross Profit                                 1,425,780         196,567       3,741,132       1,122,221
------------------------------------------------------------------------------------------------------------
EXPENSES
      Amortization                                    48,601           9,283          61,205          31,413
      Automobile and travel                           54,887          17,193          82,108          38,245
      Bad debts                                       38,440              --              --              --
      Communication costs                             77,776          37,763         140,452          63,988
      Consulting fees                                104,656             796         410,864              --
      Interest and bank charges                       11,937           2,438          45,286           4,990
      Media and printing costs                     1,114,561         186,847       1,604,643         735,284
      Office expenses                                 32,870          31,270         170,186          38,822
      Outside answering and approval                 184,218           2,550         348,122         129,656
      Professional fees                               63,399          14,647         148,897          18,274
      Rent and utilities                              67,585          32,106          71,007          49,556
      Repairs and maintenance                         23,547           6,945          21,394          15,669
      Salaries and commissions                     1,075,467         217,738       3,102,573         796,886
------------------------------------------------------------------------------------------------------------
                                                   2,967,014         586,579       6,206,736       1,922,763
------------------------------------------------------------------------------------------------------------
NET LOSS BEFORE UNDERNOTED ITEM (Note 10)       $ (1,541,234)   $   (390,012)   $ (2,465,604)   $   (800,542)
Goodwill write-off (Note 3)                               --              --        (527,153)             --
============================================================================================================
NET LOSS                                        $ (1,541,234)   $   (390,012)   $ (2,992,757)   $   (800,542)
                                                ============    ============    ============    ============
Loss per share                                  $     (3,853)   $    (975.03)   $    (0.1567)         (2,001)
============================================================================================================
Weighted average number of shares outstanding            400             400      19,097,223             400
============================================================================================================

                           THE BUCK-A-DAY COMPANY INC.
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                           (IN UNITED STATES DOLLARS)

                                                                                       Accumulated
                                                                                     Comprehensive
                                                                                           Foreign
                                                                       Accumulated        Currency
                                         Number of                     Contributed     Translation     Accumulated
                                            Shares    Capital Stock        Capital      Adjustment         Deficit            Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance January 1, 2000                         --    $         --              --    $         --    $         --     $         --
Issued for cash                                360         305,500              --              --              --          305,500
Net Loss                                        --              --              --              --        (390,012)        (390,012)
Foreign currency translation
  adjustment (Note 8)                                           --                          16,075              --           16,075
-----------------------------------------------------------------------------------------------------------------------------------

Balance, July 31, 2000                         360         305,500              --          16,075        (390,012)         (68,437)
Issued for cash                                 40          48,750              --              --              --           48,750
Pushdown accounting                             --              --         585,241              --              --               --
Net Loss                                        --              --              --              --      (1,541,234)      (1,541,234)
Foreign currency translation
  adjustment (Note 8)                           --              --              --          13,437              --           13,347
-----------------------------------------------------------------------------------------------------------------------------------

Balance July 31, 2001                          400         354,250         585,241          29,512      (1,931,246)        (962,243)
Issue of Common Shares                   1,999,600               1              --              --              --                1
Settlement of secured creditor
loans and exercise of
related A and B Warrants                14,600,000       1,290,140              --              --              --        1,350,140
Exercise of C Warrants                     800,000           5,200              --              --              --            5,200
Private placement of common shares       2,522,974       1,147,452              --              --              --        1,087,452
Compensatory shares and warrants         2,600,000          26,000         754,000              --              --          780,000
Net loss for nine months ended
    April 31, 2002 (Unaudited)                  --              --              --              --      (2,992,757)      (2,992,757)
Foreign currency translation
  adjustment (Note 8)                           --              --              --          12,622              --           12,622
-----------------------------------------------------------------------------------------------------------------------------------

Balance April 30, 2002 (Unaudited)      22,522,974    $  2,823,043    $  1,339,241    $     42,134    $ (4,924,004)    $   (719,585)
===================================================================================================================================

                           THE BUCK-A-DAY COMPANY INC.
                            STATEMENTS OF CASH FLOWS
                           (IN UNITED STATES DOLLARS)

                                                                              9 MONTHS         9 MONTHS
                                                              INCEPTION,        ENDED            ENDED
                                                              JANUARY 1,       APRIL 30,        APRIL 30,
                                           THE YEAR ENDED       2000 TO          2002             2001
FOR                                         JULY 31, 2001    JULY 31, 2000    (UNAUDITED)      (UNAUDITED)
------------------------------------------------------------------------------------------------------------
Cash Used in Operating Activities

Net (loss)                                  $ (1,541,234)    $   (390,012)    $ (2,992,757)    $   (800,542)
       Amortization                               48,601            9,283           61,205           31,413
       Goodwill write-off                             --               --          527,153               --
       Reserve for returns                            --               --          191,266               --
       Compensatory shares and warrants               --               --          754,000

       Accounts receivable                       (86,993)         (39,628)          21,131              727
       Prepaid expenses                           34,940          (84,317)         (85,091)         (43,970)
       Inventory                                (109,920)         (12,117)        (246,143)         (87,474)
       Loans to shareholders                          --               --         (270,923)              --
       Provincial sales tax payable               79,319               --          (55,190)              --
       Accounts payable and
           accrued liabilities                   898,184          286,093          750,783          555,785
       Deferred marketing revenue                228,865               --         (228,865)              --

------------------------------------------------------------------------------------------------------------
Cash used in operations                         (448,238)        (230,698)      (1,573,431)        (344,059)
------------------------------------------------------------------------------------------------------------
Financing Activities
       Advances from shareholders
           and loans payable                     801,151           33,825         (834,976)         336,624
       Proceeds from capital
           stock issuance                         48,750          305,500        2,468,793           48,750
       Additional contributed
           capital (Notes 3 and 7)               585,241               --               --          585,241

------------------------------------------------------------------------------------------------------------
Cash provided by financing activities          1,435,142          339,325        1,633,817          965,334
------------------------------------------------------------------------------------------------------------

Investing Activity
       Additions to fixed assets                (123,718)         (99,538)        (162,867)         (73,187)
       Goodwill (Note 3)                        (585,241)              --               --         (563,760)

------------------------------------------------------------------------------------------------------------
Cash used in investing activities               (708,959)         (99,538)        (162,867)        (636,947)
------------------------------------------------------------------------------------------------------------

Effect of foreign exchange rate
   changes on cash                                13,318           16,075           12,622              370
------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and
   cash equivalents                              291,263           25,164          (89,859)         (10,761)
Cash and cash equivalents
       Beginning of year (inception)              25,164               --          316,427           25,164
------------------------------------------------------------------------------------------------------------
       End of year                          $    316,427     $     25,164     $    226,568     $     14,403
============================================================================================================

                          THE BUCK-A-DAY COMPANY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                (Information as of and for the Nine Month Period
                   Ended April 30, 2002 and 2001 is Unaduited)

1.    Summary of Significant Accounting Policies

      These financial statements are prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis. There are no significant differences between Canadian GAAP and United States Accounting standards as applied to these financial statements.

      The company is in the business of selling computer hardware, software and peripherals produced by others, throughout Canada.

(a)   Reporting Currency and Foreign Currency translation

      The financial statements have been presented in U.S. dollars. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenues and expenses are translated at the weighted average rate for the period. Translation adjustments are deferred in accumulated other comprehensive income (loss), a separate component of shareholders' equity.

(b)   Inventory

      Inventory is valued at the lower of cost and net realisable value and consists of goods purchased and held for resale.

(c)   Depreciation/Amortization

      Fixed assets are recorded at cost. Depreciation/amortization has been provided for in the accounts at the following rates:

      Furniture, equipment and computers - 20% declining balance

      Goodwill - 15 years straight line basis

(d)   Revenue Recognition

      Revenues and expenses are recognised on the accrual basis. Revenue from sales of products is recognised when title passes to customers, which is at the time goods are shipped. Staff Accounting Bulletin ("SAB") No. 101 issued by the Securities and Exchange Commission ("SEC") requires the company to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation. The adoption of SAB 101 did not have a material impact on the Company's financial position or results of operations.

      EITF 99-19 requires the company to determine how revenues are recognised, on a gross less cost basis or on a net revenue basis. The company has followed the guidance of EITF 99-19 and reports revenues on gross basis. The company purchases and takes title to inventory before it is sold and if it is returned. The company assumes general inventory risk in the transaction. Further the company establishes, within economic constraints, the price charged to the customer. The company maintains primary responsibility in fulfilling the needs of the customer. It is the company's responsibility to determine the nature, type, characteristics and specifications of inventory sold to the consumer. The company is responsible for collecting the sales price from the customer and has to pay the supplier regardless of whether the full sales price has been collected.

      Revenue from software sales (which is not modified or customized) is recognised when there is persuasive evidence of a sales arrangement, delivery has occurred, the fee is fixed or determinable and collectability of the sales price is probable.

      The company's policies for rights of return meet the criteria of SFAS # 48 since the selling price to the buyer is substantially fixed or determinable at the date of sale. The buyer is obligated to pay the company and that obligation is not contingent on resale of the product. The buyer's obligation is unchanged in the event of theft or destruction of the product. Upon the delivery of the product the buyer assumes the risks of ownership. The buyer acquiring the product has physical presence and substance beyond that of the company. The company does not have significant obligations for future performance to directly bring about the resale of the product by the buyer.

      The company reports sales revenues net of returns. We continually evaluate the returns of inventory by customers to ensure that there are no problems with the inventory or that the customer can be sold a more appropriate product. Actual returns are processed in the month the product is returned. The return reserve is estimation by management based on the average historic percentage ratio of returns to gross sales. In determining the appropriate return ratio, management reviews average historic ratios for the year to date and for the latest quarter. Where the current quarterly return ratio has deteriorated from the year to date return ratio, management will record the reserve for potential returns based on the quarterly data, provided management is unable to identify specific reasons for the deterioration that are of a non-recurring nature.

(e)   Unaudited Interim Financial Data

      The unaudited financial statements for the nine-months ended April 30, 2002 and 2001 reflect all adjustments, all of which are of a normal recurring nature, which are in the opinion of management, necessary to a fair presentation of the results for the interim periods presented and are not necessarily indicative of full year results.

(f)   Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The more subjective of such estimates are deferred expenses relating to media advertising, certain shipping costs and telemarketing costs affecting future periods. The recorded amounts for such items are based on management's best information and judgement, and accordingly, actual results could differ from those estimates.

(g)   Income Taxes

      The Company follows the liability method of accounting for income taxes in accordance with the Canadian Institute of Chartered Accountants new income tax standard and SFAS #109 -- Accounting for income taxes. Under this method, income tax liabilities and assets are recognised for the estimated tax consequences attributable to differences between the amounts reported in the financial statements and their respective tax bases, using enacted income tax rates. The effect of a change in income tax rates on future income tax liabilities and assets is recognised in income in the period that the change occurs.

(h)   Cash Flows

      For purposes of the statements of cash flows, the company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(ii)  Earnings (Loss) Per Share

      Basic and diluted earnings (loss) per share have been computed in accordance with SFAS No. 128. Basic earnings (loss) per share has been computed on the basis of the weighted average number of common shares outstanding. Separate diluted earnings (loss) per share has not been presented, as the effect of any common stock equivalents, on such calculation, would be antidilutive.

2.    Fixed Assets

                     Fixed assets consist of the following:

                                  July 31,      July 31,      April 30,
                                    2001          2000          2002
-------------------------------------------------------------------------
                                                             (Unaudited)
Furniture, equipment
and computers                     $ 223,256     $  99,538     $ 349,714
Leasehold improvements                   --            --        49,078
Less: accumulated depreciation      (31,609)       (9,283)      (73,552)
-------------------------------------------------------------------------
                                  $ 191,647     $  90,255     $ 325,240
=========================================================================

3.    Goodwill

      The financial statements include the initial goodwill acquired in the transactions described below with A.R.T. International Inc. ("ART"). Management has determined that goodwill should be amortized over 15 years.

      On December 15, 1999 , Buck executed an agreement with ART. ART initially had the right to purchase a 44% interest in Buck. By March 30, 2000, ART had paid Buck $273,680 for 160 common shares, representing 44.44% of the total issued share capital of Buck. On April 27, 2000, ART loaned Buck $48,750 under an agreement which allowed ART the right to convert an additional 40 common shares, representing an additional 5.56% of the total issued share capital. Effective August 8, 2000, ART exercised its option and converted its loan into equity, thereby bringing its ownership in Buck up to 50%. On December 4, 2000 ART acquired the balance of 200 common shares to own 100% of Buck for $627,150 including cash of $328,430 and $298,720 of ART common shares, from other shareholders of Buck.

      The total consideration paid by ART was as follows:

      Cash:
      Initial investment                                             $   273,860
      Loan converted                                                      48,750
      Final investment                                                   328,430
      --------------------------------------------------------------------------
      Total cash consideration                                       $   651,040
      2,000,000 ART common shares                                        298,720
      --------------------------------------------------------------------------
      Total consideration                                            $   949,760

      In the opinion of management, the underlying fair market value of assets sold to ART approximated the book value as stated in Buck's interim financial statements for the period ended November 30, 2000. The consideration was allocated as follows:

                                                                  July 31, 2001

      Total consideration                                           $  949,760
      Purchase price of 200 common shares by ART                      (364,519)
      ------------------------------------------------------------------------
      Allocated to Goodwill                                         $  585,241
      ========================================================================

      Under the guidance of SAB Topic 5-J whereby the form of ownership is within the control of the parent company the goodwill and resultant contributed capital of $585,241 have been 'pushed down' into Buck.

                                                        July 31, 2001        July 31, 2000             April 30, 2002
      Goodwill on acquisition                             $  585,241                   --                 $  585,241
      Accumulated amortization of goodwill                   (26,156)                  --                    (58,088)
      Write off of goodwill (a)                                   --                   --                   (527,153)
      --------------------------------------------------------------------------------------------------------------
      Net                                                 $  559,085                   --                 $       --
      ==============================================================================================================

      (a) Management has determined that as of April 30, 2002, Buck's continuing losses and negative working capital have created an uncertainty of future sustainable profits by Buck resulting in the decision to write off the goodwill as at April 30, 2002.

4.    Shareholder Advances and Loans payable

      Shareholder advances and loans payable are non-interest bearing and repayable upon demand. The shareholders have indicated that no demand for repayment will be made in the current year. Shareholder loans are secured by a debenture over the assets of the company. Subsequent to July 31, 2001, the shareholder advances and loans payable were converted to common shares of the company's stock.

5.    Provincial Sales Tax

      Due to poor cash flow during the first year of operations, the company was delinquent in remitting its Provincial Sales Tax payments. The company entered into a structured repayment plan with the Provincial Sales Tax authority. The company is committed to 24 equal payments of principal and interest in the amount of $8,269 per month. At July 31, 2001 the current portion due was $89,175 and is included in accounts payable and accrued liabilities. The company is currently not in default with the terms of the payment plan.

6.    Deferred Marketing Revenue

      During the year the company entered into a three year agreement with IBM Canada Ltd. ("IBM") to promote and sell IBM products exclusively. In addition to the agreement IBM provided co-marketing funds in the amount of $227,500 with an additional $32,500 of co-marketing funds to be provided semi-annually. Management utilized the entire amount received by January 31, 2002. IBM advanced these funds to secure the company's exclusivity for the sale of IBM products. The funds are non-refundable and can be utilized at the discretion of management.

7.    Capital Stock

      (i)   Warrants

      On July 7, 2001, the Company issued Series B Warrants for 3,000,000 common shares at $0.15 per common shares. The Warrants were issued to the holders of secured convertible loans totaling $450,000, and were exercisable within 30 days following the date of conversion of the secured convertible loans into 3,000,000 common shares of the Company.

      In August 2001, the Company issued Series A Warrants for 1,500,000 Common Shares at $0.0065 per common share. The Warrants were issued to the holders of secured convertible loans to the company totaling $441,690, and were exercisable within 30 days following the date of conversion of the secured convertible loans into 7,100,000 common shares of the Company.

      In August 2001, the Company issued Series C Warrants for 800,000 common shares at $0.0065 per common share. The Warrants were issued to ART, and were exercisable within 120 days following of the issuance of common shares arising from the conversion of the secured convertible loans into common shares.

      The Series A, B and C Warrants have been fully exercised during the nine months ended April 30, 2002.

      On October 1, 2001, the Company issued 3,000,000 Class E Warrants to 37 investors. Class E Warrants are exercisable at $0.15 per common share, expire on October 1, 2002 and entitle the holder to one share of Company common stock.

      In December 2001, the Company issued 600,000 Class D Warrants as compensation for services rendered by a business consultant. Class D Warrants are exercisable at $0.25 per share, expire on December 1, 2002 and entitles the holder to one share of Company common stock. The Class D Warrants have been valued at 15 cents per warrant under the Black Scholes method, resulting in an aggregate charge to consulting service expense and contributed capital of $90,000.

      In February 2002, the company issued 500,000 Class F Warrants to a consultant as compensation for services rendered in their capacity as a marketing consultant to the company. Class F Warrants are exercisable at $0.50 per share, expire on February 1, 2003 and entitles the holder to one share of Company common stock. The Class F Warrants have been valued at 8 cents per share per warrant under the Black Scholes method, resulting in an aggregate charge to consulting service expense and contributed capital of $40,000.

      (ii) Common Stock

      From inception (January 1, 2000) through May 31, 2000, the Company issued 360 shares of its common stock for net proceeds of $305,500.

      In August 2000, the Company issued 40 shares of it common stock for net proceeds of $48,750.

      In August 2001, the Company issued to A.R.T. International Inc. ("ART") 1,999,960 common shares for $1, which brought the total common shares owned by ART to 2,000,000.

      Through October 2001, the Company issued 8,600,000 shares of its common stock in settlement of secured creditor loans ($441,690) and the exercise of the Series A Warrants ($8,450) aggregating $450,140. The Company also issued 6,000,000 shares of its common stock and received net proceeds of $840,000 upon the conversion of certain secured convertible loans and the exercise of Series B

      Warrants. In addition, the Series C Warrant were exercised and the Company issued 800,000 shares of its common stock for net proceeds of $5,200.

      In October 2001, the Company issued 2,600,000 shares of its common stock with an aggregate value of $650,000 in lieu of payment of salaries and consulting fees resulting in additional contributed capital.

      In December 2001 through February 2002, pursuant to a private placement of its common shares, the Company issued an aggregate of 2,522,974 shares of its common stock for net proceeds of $1,147,452.

8.    Foreign Currency Translation Adjustment

      The balance in the foreign currency translation adjustment account includes historic amounts related to the Corporation's long term assets and liabilities.

9.    Lawsuit

      A supplier of computer hardware and software commenced an action against the company in July 2001 claiming the sum of $150,875, plus interest and costs for unpaid accounts. This amount was reflected in accounts payable as of July 31, 2001. The Company settled this action in December 2001 for $45,875 and effected payment at that time.

10.   Income Taxes

      At July 31, 2001, the Company has net operating loss carry forwards ("NOLs") of $1,934,000 for income tax purposes that expire in years through 2008 and accordingly has deferred tax assets of $380,000. In accordance with SFAS No. 109, the Company has not recorded a deferred tax asset since utilization of such is dependent on future taxable profits and it is unknown at the present time when future taxable profits will be realized.

      The components of deferred income taxes are as follows:

                                              July 31,         July 31         April 30,
                                                2001             2000             2002
                                                ----             ----             ----

       Net operating loss carry forward     $     380,000     $      78,000   $     473,500
       Less:  valuation allowance                (380,000)          (78,000)       (473,500)
                                            -------------     -------------   -------------
                                            $          --     $          --   $          --
                                            =============     =============   =============

      The components of the provision for income taxes is composed of the following:

                                                             Year Ended July 31           Nine Months Ended April 30,
                                                        ----------------------------      ---------------------------
                                                            2001             2000            2002           2001
                                                        ------------    ------------      -----------   ------------
                   Current:
                     Federal and Provincial             $         --    $         --      $        --   $         --

                   Deferred:
                     Federal and Provincial                       --              --               --             --
                                                        ------------    ------------      -----------   ------------
                                                        $         --    $         --      $        --   $         --
                                                        =============   =============     ============  ============

      All of the Company's operations are in Canada and there were no significant timing differences between the loss reported for financial statement purposes and that reflected on the corporate tax return

      The reconciliation of income tax computed at the statutory rates for Canadian Federal and Provincial taxes, to income tax expense is:

                                                             Year Ended July 31           Nine Months Ended April 30,
                                                        ----------------------------      ---------------------------
                                                            2001             2000            2002           2001
                                                        ------------    ------------      -----------   ------------
                   Tax at Canadian statutory rates            (22.00)%        (22.00)%         (22.00)%       (22.00)%
                   Effect of NOLs                              22.00           22.00            22.00          22.00
                                                        ------------    ------------      -----------   ------------
                                                                  --%             --%              --%            --%
                                                        ============    ============      ===========   ============

11.   Economic Dependence

      In excess of 95% of the Company's inventory purchases are from the IBM Corporation or its authorized business partners. The Company has revolving credit lines totaling $950,000 with these suppliers. Terms are net 30 days.

      CITI Financial has agreed to make its Revolving Charge Plan available to customers to facilitate credit purchases of consumer goods offered by the Company. In excess of 90% of all sales of goods are placed through CITI using the Revolving Charge Plan.

      The following are details of the significant transactions with CITI:

     ----------------------------------------------------------------------------------
                                          # of transactions   $ value of transactions
     ----------------------------------------------------------------------------------
     January 2000 - July 31, 2000                 519                 $505,000
     ----------------------------------------------------------------------------------
     August 2000 - July 31, 2001                3,473               $5,100,000
     ----------------------------------------------------------------------------------
     August 2001 - April 30, 2002              10,121              $12,419,633
     ----------------------------------------------------------------------------------

12.   Commitments

      (a) In September 2001 the Company leased approximately 16,500 square feet. The lease term is from September 1, 2001 to January 31, 2006. Aggregate minimum rental commitments under non-cancelable operating leases are as follows:

       Fiscal     2002                                                  $91,028
                  2003                                                   99,511
                  2004                                                   98,012
                  2005                                                   98,012
                  2006                                                   17,955
                                                                       --------
                                                                       $404,518
                                                                       ========

      (b) Subsequent to the year ended July 31, 2002, the Company entered into employment contracts with the Chief Executive Officer, the President, the Vice President of operations and the Manager of Business Affairs. These contracts are 3 years in length and provide for an aggregate annual salary of $630,000 with annual increases equal to 10% of the of preceding year's salary, the right to participate in any share option plan, share purchase plan, retirement plan or similar plan. The anticipated increase will be $409,500. Commencing January 1, 2002 through the period ended April 30, 2002, management was paid the contractual amount.

13.   Loans to Shareholders

      Loans to shareholders represent advances provided to various shareholders / management of the Company. The loans are repayable on demand and secured by notes from the individuals and carry interest based on the floating Canadian prime interest rate plus 2%. As of July 31, 2002, $200,000 has been repaid to the Company. We anticipate the balance being repaid by December 31, 2002.

14.   Prior Year Comparative Numbers

      Certain comparative numbers for the years ended July 31, 2001 and 2000 have been reclassified to conform to the presentation adopted for the nine-month periods ended April 30, 2002 and 2001.

                                26,622,974 Shares

                           THE BUCK A DAY COMPANY INC.

                               -------------------

                                   PROSPECTUS

                               -------------------

                                September 5, 2002

No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us or the selling shareholders. Neither the delivery of this prospectus nor any sale hereunder will, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This Shares prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

Until November 19, 2002, (90 days after effectiveness) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to any dealers' obligation to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

                                TABLE OF CONTENTS

Prospectus Summary                                                  1
Risk Factors                                                        3
A Note Concerning Forward-Looking Statements                        7
Enforcement of Civil Liabilities                                    7
Conventions Which Apply to this Prospectus                          8
Currency of Presentation                                            8
Use of Proceeds                                                     8
Dividend Policy                                                     9
Capitalization                                                      9
Exchange Rates                                                      9
Selected Financial Data                                            10
Dilution                                                           10
Market for Common Equity and Related
Stockholders Matters                                               11
Impact of the "Penny Stock" Rules on Buying
or Selling Our Common Stock                                        11
Plan of Distribution                                               11
Management's Discussion and Analysis of
Financial Condition and Results of Operations                      12
Description of Business                                            18
Management                                                         24
Principal Shareholders                                             30
Related Party Transactions                                         31
Selling shareholders                                               33
Description of Securities                                          49
Income Tax Consequences                                            52

Disclosure of Commission Position on
Indemnification for Securities Act Liabilities                     55
Legal Matters                                                      55
Experts                                                            55
Where You Can Find More Information                                55
The Buck A Day Company, Inc. Consolidated
Index to Financial Statements                                     F-1
Independent Auditor's Report                                      F-2
Signatures                                                       II-5